EXHIBIT 2.1




                      MERGER AGREEMENT


                 dated as of April 23, 2003


                        by and among


             NEW ENGLAND BUSINESS SERVICE, INC.,


                    CENTURION SUB, INC.,

                             and

              SAFEGUARD BUSINESS SYSTEMS, INC.



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                      Table of Contents


ARTICLE I THE MERGER....................................  1
  Section 1.1   The Merger..............................  1
  Section 1.2   Effective Time..........................  1
  Section 1.3   Effects of the Merger...................  1
  Section 1.4   Certificate of Incorporation of the
                Surviving Corporation...................  2
  Section 1.5   By-Laws of the Surviving Corporation....  2
  Section 1.6   Directors and Officers of the
                Surviving Corporation...................  2
  Section 1.7   Closing.................................  2

ARTICLE II MERGER CONSIDERATION AND CONVERSION AND
                EXCHANGE OF SECURITIES..................  3
  Section 2.1   Merger Consideration....................  3
  Section 2.2   Conversion of Capital Stock and Options.  6
  Section 2.3   Escrow and Payment Procedures...........  7
  Section 2.4   Actions With Respect to Company Options.  9
  Section 2.5   Actions With Respect to Company Warrants 10
  Section 2.6   Appraisal Rights........................ 10
  Section 2.7   Withholding Rights...................... 11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF
                THE COMPANY............................. 11
  Section 3.1   Organization, Qualification and
                Corporate Power; Subsidiaries........... 11
  Section 3.2   Authority; No Conflict; Required
                Filings and Consents.................... 13
  Section 3.3   Debt and Capitalization................. 14
  Section 3.4   Financial Statements.................... 16
  Section 3.5   Trade Receivables....................... 16
  Section 3.6   Inventory............................... 16
  Section 3.7   Properties; Encumbrances................ 16
  Section 3.8   No Undisclosed Liabilities.............. 17
  Section 3.9   Absence of Certain Changes or Events.... 17
  Section 3.10  Plant and Equipment..................... 17
  Section 3.11  Taxes................................... 18
  Section 3.12  Intellectual Property................... 20
  Section 3.13  Environmental Matters................... 22
  Section 3.14  Labor Matters........................... 23
  Section 3.15  Employee Benefit Plans.................. 24
  Section 3.16  Compliance with Laws.................... 26
  Section 3.17  Litigation.............................. 27
  Section 3.18  Certain Business Practices.............. 27
  Section 3.19  Suppliers............................... 27
  Section 3.20  Distributors............................ 27
  Section 3.21  Other Contracts......................... 28
  Section 3.22  Insurance............................... 29
  Section 3.23  Books and Records....................... 30

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  Section 3.24  Bank Accounts........................... 31
  Section 3.25  Insider Interests and Related Party
                Transactions............................ 31
  Section 3.26  Proxy Statement......................... 31
  Section 3.27  Opinion of Financial Advisor............ 31
  Section 3.28  Brokers and Finders..................... 31

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER.. 32
  Section 4.1   Organization and Qualification of
                Corporate Power......................... 32
  Section 4.2   Authority; No Conflict; Required Filings
                and Consents............................ 32
  Section 4.3   Amendment to Revolving Credit Agreement. 33

ARTICLE V CONDUCT OF BUSINESS........................... 33
  Section 5.1   Covenants of the Company................ 33
  Section 5.2   Cooperation............................. 36

ARTICLE VI ADDITIONAL AGREEMENTS........................ 36
  Section 6.1   No Solicitation......................... 36
  Section 6.2   Approval of Stockholders................ 38
  Section 6.3   Access to Information................... 39
  Section 6.4   Company Disclosure Letter............... 39
  Section 6.5   Legal Conditions to Merger; Further
                Assurances.............................. 39
  Section 6.6   Termination of Stockholders Agreement... 40
  Section 6.7   FIRPTA Statement........................ 40
  Section 6.8   Public Disclosure....................... 40
  Section 6.9   Tax Matters............................. 41
  Section 6.10  Indemnification and Insurance........... 43

ARTICLE VII CONDITIONS TO MERGER........................ 44
  Section 7.1   Conditions to Each Party's Obligation
                to Effect the Merger.................... 44
  Section 7.2   Additional Conditions to Obligations
                of the Buyer and Sub.................... 44
  Section 7.3   Additional Conditions to Obligations
                of the Company.......................... 46

ARTICLE VIII SURVIVAL AND INDEMNIFICATION............... 46
  Section 8.1   Survival................................ 46
  Section 8.2   Indemnification by the Stockholders
                and Option holders...................... 47
  Section 8.3   Indemnification by the Buyer............ 49
  Section 8.4   Procedures Relating to Indemnification.. 49
  Section 8.5   Characterization of Indemnification
                Payments................................ 50
  Section 8.6   Exclusive Remedy........................ 51

ARTICLE IX REPRESENTATIVE............................... 51
  Section 9.1  Authority................................ 51
  Section 9.2  Successors............................... 51
  Section 9.3  Actions; Indemnification................. 51
  Section 9.4  Representative Expenses.................. 52
  Section 9.5  Access................................... 52
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ARTICLE X TERMINATION; FEES AND EXPENSES................. 53
 Section 10.1 Termination................................ 53
 Section 10.2 Effect of Termination...................... 54
 Section 10.3 Fees and Expenses.......................... 54

ARTICLE XI MISCELLANEOUS................................. 55
 Section 11.1 Amendment.................................. 55
 Section 11.2 Extension; Waiver.......................... 55
 Section 11.3 Transfer Taxes............................. 55
 Section 11.4 Notices.................................... 55
 Section 11.5 Interpretation............................. 57
 Section 11.6 Counterparts............................... 57
 Section 11.7 Entire Agreement; No Third Party
               Beneficiaries............................. 57
 Section 11.8 Governing Law.............................. 57
 Section 11.9 Enforcement................................ 57
 Section 11.10 Arbitration............................... 58
 Section 11.11 Severability.............................. 58
 Section 11.12 Assignment................................ 58

  Exhibit A   Form of Payment and Escrow Agreement.......A-1


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                   Table of Defined Terms

Terms                                   Cross Reference In
                                            Agreement
AAA                                     Section 11.10(a)
Acquisition Proposal                    Section 6.1(a)
Adjusted Working Capital                Section 2.1(d)
Agreement                               Preamble
Buyer                                   Preamble
Buyer Material Adverse Effect           Section 4.1
Certificate(s)                          Section 2.3(c)
Certificate of Merger                   Section 1.2
Claim                                   Section 8.4(a)
Closing                                 Section 1.7
Closing Balance Sheet                   Section 2.1(b)
Closing Date                            Section 1.7
Closing Statements                      Section 2.1(b)
Code                                    Section 2.3(a)
Company                                 Preamble
Company Balance Sheet                   Section 3.4
Company Board Recommendation            Section 6.2(a)
Company By-laws                         Section 3.1(a)
Company Certificate of Incorporation    Section 3.1(a)
Company Common Stock                    Section 2.1(e)
Company Disclosure Letter               Article III
Company Financial Statements            Section 3.4
Company Intellectual Property           Section 3.12(a)
Company Options                         Section 2.1(e)
Company Property                        Section 3.13(b)
Company Representatives                 Section 6.1(a)
Company Stockholders Agreement          Section 6.6
Company Stockholders Meeting            Section 6.2(a)
Company Third Party Consents            Section 3.2(d)
Company Warrants                        Section 2.1(e)
Company's Knowledge                     Section 3.11(d)
Confidentiality Agreement               Section 6.1(a)(A)
Debt Instruments                        Section 3.3(a)
Deductible                              Section 8.2(b)
DGCL                                    Section 1.1
Dissenting Shares                       Section 2.6
Distributor                             Section 3.20
Distributor Agreement                   Section 3.20
Effective Time                          Section 1.2
Environmental Claims                    Section 3.13(b)
Environmental Law                       Section 3.13(b)
Equity Escrow Fund                      Section 2.3(a)
Equity Payment Fund                     Section 2.3(a)
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ERISA                                   Section 3.15(a)
ERISA Affiliate                         Section 3.15(a)
Final Aggregate Merger Consideration    Section 2.1(e)
Final and Binding                       Section 2.1(c)
Final Closing Balance Sheet             Section 2.1(c)
Final Closing Statements                Section 2.1(c)
Fully Diluted Common Stock Number       Section 2.1(e)
GAAP                                    Section 2.1(b)
Governmental Entity                     Section 3.2(d)
Hazardous Materials                     Section 3.13(b)
HSR Act                                 Section 3.2(d)
Indebtedness                            Section 2.1(a)
Indebtedness Payment Fund               Section 2.3(a)
Indemnified Party                       Section 8.4(a)
Indemnifying Party                      Section 8.4(a)
Initial Aggregate Merger Consideration  Section 2.1(a)
Loss(es)                                Section 8.2(a)
Material Adverse Effect                 Section 3.1(a)
Merger                                  Preamble
Merger Consideration Adjustment
Arbitrator                              Section 2.1(c)
Merger Proposal                         Section 3.2(b)
Merger Vote                             Section 3.2(b)
Option Exercise Proceeds                Section 2.1(e)
Optionholder(s)                         Section 2.1(e)
Optionholder Agreement                  Section 2.4
Ownership Percentage Interest           Section 8.2(b)
Payment and Escrow Agent                Section 2.3(a)
Payment and Escrow Agreement            Section 2.3(a)
Per Option Merger Consideration         Section 2.2(d)
Per Share Merger Consideration          Section 2.1(e)
Per Share Partial Payment               Section 2.3(c)
Permits                                 Section 3.16(b)
Plan of Reorganization                  Section 2.1(e)
Plans                                   Section 3.15(a)
Pre-Closing Period                      Section 8.2(a)
Proxy Statement                         Section 3.26
Release                                 Section 3.13(b)
Representative                          Section 9.1
Representative Expenses                 Section 9.4
Representative Fund                     Section 2.3(a)
San Jacinto                             Section 2.1(e)
San Jacinto Subordinated Notes          Section 3.11(o)
Section 338 Election                    Section 8.2(a)
Stockholder(s)                          Section 2.3(c)
Stockholder Agreement                   Section 2.3(c)
Sub                                     Preamble
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Sub By-laws                             Section 1.5
Sub Certificate of Incorporation        Section 1.4
Sub Common Stock                        Section 2.2(a)
Subsidiary                              Section 3.1(b)
Superior Proposal                       Section 6.1(c)
Suppliers                               Section 3.19
Surviving Corporation                   Section 1.1
Tax Claim                               Section 6.9(c)
Tax Return                              Section 3.11(p)
Taxes                                   Section 3.11(p)
Third Party Claim                       Section 8.4(b)
Trademarks                              Section 3.12(a)
WARN                                    Section 3.14
Warrant Agent                           Section 2.5
Warrant Agreement                       Section 2.1(e)
Warrant Notice                          Section 2.1(e)
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                      MERGER AGREEMENT



          MERGER AGREEMENT, dated as of April 23, 2003 (this "Agreement"), by and among New England Business Service, Inc., a Delaware corporation (the "Buyer"), Centurion Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of the Buyer ("Sub") and Safeguard Business Systems, Inc., a Delaware corporation (the "Company").

          WHEREAS, the Boards of Directors of the Buyer, Sub and the Company deem it advisable and in the best interests of each corporation and its respective stockholders that the Buyer and the Company engage in a business combination in order to advance the long-term business interests of the Buyer and the Company, respectively;

          WHEREAS, in furtherance of the foregoing, the Boards of Directors of the Buyer, Sub and the Company have approved a business combination by means of a transaction in which the Company will become an indirect, wholly-owned subsidiary of the Buyer as the result of the merger of Sub with and into the Company (the "Merger") pursuant to the terms, and subject to the conditions, set forth in this Agreement; and

          WHEREAS, the Board of Directors of the Company has unanimously recommended that the Company's stockholders adopt this Agreement and approve the Merger;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

                          ARTICLE I

                         THE MERGER

          Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section
1.2), Sub shall merge with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and the separate corporate existence of Sub shall thereupon cease and the Company shall continue as the Surviving Corporation. The Company, in its capacity as the corporation surviving the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

          Section 1.2 Effective Time. In order to effectuate the Merger, on the Closing Date (as defined in Section 1.7), the Company shall cause a certificate of merger (the "Certificate of Merger")
to be filed with the Secretary of State of the State of
Delaware in such form as required by, and executed in
accordance with, the DGCL.  The Merger shall be effective as of the time of filing of the Certificate of Merger (the
"Effective Time").
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          Section 1.3    Effects of the Merger.  The Merger shall
have the effects provided for in Section 259 of the DGCL.

          Section 1.4 Certificate of Incorporation of the Surviving Corporation. At and after the Effective Time, the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time (the "Sub
Certificate of Incorporation"), shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the DGCL, except that from and after the Effective Time the name of the Surviving Corporation shall be "Safeguard Business Systems, Inc."

          Section 1.5 By-Laws of the Surviving Corporation. At and after the Effective Time, the By-laws of
Sub (the "Sub By-laws"), as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving
Corporation, until amended in accordance with the DGCL, except that from and after the Effective Time the name of the Surviving Corporation as set forth in such by-laws shall be "Safeguard Business Systems, Inc."

          Section 1.6    Directors and Officers of the Surviving
Corporation.  The directors and officers of the Surviving
Corporation shall be determined by the Buyer, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

          Section 1.7 Closing. Subject to Sections 7.1, 7.2, 7.3 and 10.1, the closing of the Merger (the "Closing") shall take place at 9:00 a.m. E.S.T., on June 2, 2003 at the offices of Skadden,
Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston,
Massachusetts 02108, or on such other date, or such other
time or place, as is agreed to in writing by the Buyer and
the Company.  The date on which the Closing shall occur is
referred to herein as the "Closing Date."
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                         ARTICLE II

                  MERGER CONSIDERATION AND
            CONVERSION AND EXCHANGE OF SECURITIES

          Section 2.1    Merger Consideration.



               (a) The initial aggregate merger consideration shall be an amount in cash equal to (i) $72,500,000 minus (ii) the aggregate amount of all Indebtedness of the Company and its Subsidiaries (as defined in Section 3.1(b)) outstanding immediately prior to the Effective Time (the "Initial
Aggregate Merger Consideration") and shall be subject to adjustment pursuant to this Section 2.1. For purposes of this Agreement, "Indebtedness" shall mean (a) any indebtedness of the Company or any of its Subsidiaries for borrowed money or issued in substitution of or exchange of indebtedness for borrowed money other than any indebtedness between the Company and any of its Subsidiaries or between or among the Company's Subsidiaries, (b) any indebtedness of the Company or any of its Subsidiaries evidenced by any note, bond, debenture or other debt security, (c) any contingent reimbursement obligation in excess of an aggregate of $322,000 with respect to any letters of credit,
(d) any indebtedness for borrowed money guaranteed in any manner by the Company or any of its Subsidiaries (including guarantees in the form of an agreement to repurchase or reimburse) other than any guarantee between the Company and any of its Subsidiaries or between or among the Company's
Subsidiaries, (e) any obligations in excess of an aggregate of $900,000 under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company or any of its Subsidiaries assures a creditor against loss and (f) all interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (a) through (e) of this definition; provided, however, that Indebtedness shall not include amounts payable by the Company under the Premium
Finance Agreement between the Company and AFCO Premium
Credit LLC for prepaying insurance premiums and paying insurance payments for $1,421,000.

               (b) The Buyer shall, on or before the date that is 45 calendar days after the Closing Date, prepare and deliver to the Representative (as defined in Section 9.1) an unaudited consolidated balance sheet of the Company as of May 31, 2002
(the "Closing Balance Sheet") and the related unaudited consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for the period then ended (collectively, the "Closing Statements"). The
Closing Statements (i) shall present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the date thereof or for the period then ended, as applicable, and (ii) shall be prepared in accordance with United States generally accepted accounting principles ("GAAP") and in a manner consistent with the Company Financial Statements (as defined in Section
3.4).  For the avoidance of doubt, the Closing Balance Sheet
(A) shall reflect as accrued expenses any costs and expenses incurred or payable by the Company or any Subsidiary of the Company in connection with the negotiation, investigation and documentation of this Agreement and the Merger and any success, broker, finder or other fee or commission incurred or payable by the Company or any Subsidiary of the Company in connection with the execution of this Agreement or the consummation of the Merger, in each case, which remains unpaid as of the Closing and (B) shall not reflect (x) any amounts payable under the severance protection agreements set forth in Section 3.15(a)(ii) of the Company Disclosure
Letter (as defined in Article III) due to the resignation of any of the officers parties thereto pursuant to Section
7.2(f) or (y) the payment of any Indebtedness in connection with the Closing.
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(c)  The Representative shall, on or before the date that is
45 calendar days after receipt of the Closing Statements, notify the Buyer of any and all objections it has regarding the manner in which any item or items are treated on the Closing Statements (including the Closing Balance Sheet).
If the Representative fails to notify the Buyer of any objection regarding the manner in which any item or items are treated on the Closing Statements (including the Closing
Balance Sheet) within such 45-day period, the Representative shall be deemed to have accepted the Closing Statements
(including the Closing Balance Sheet) and the Closing
Statements (and the Closing Balance Sheet) shall be the
"Final Closing Statements" (and the "Final Closing Balance
Sheet"). If the Representative notifies the Buyer of any objections regarding the manner in which any item or items are treated on the Closing Statements (including the Closing
Balance Sheet) within such 45-day period, the Representative and the Buyer shall attempt to resolve such objections during the 30 calendar days following such 45-day period.
If the Representative and the Buyer are unable to agree on the manner in which any item or items should be treated in the Closing Statements (including the Closing Balance Sheet) within such 30-day period, irrespective of whether the basis of their disagreement arises out of the application of accounting principles or the terms of this Agreement to the Closing Statements (including the Closing Balance Sheet) or otherwise, the Representative and the Buyer shall each prepare separate written reports of such item or items and refer such reports to David Love, CPA, JD (the "Merger
Consideration Adjustment Arbitrator") within 30 calendar days after the expiration of such 30-day period. If for whatever reason Mr. Love is unable or unwilling to serve as the Merger Consideration Adjustment Arbitrator, such reports shall be referred to an alternative Merger Consideration
Adjustment Arbitrator mutually acceptable to the Representative and the Buyer. The Merger Consideration
Adjustment Arbitrator shall determine within 30 calendar days after receipt of such reports the manner in which such item or items shall be treated in the Closing Statements
(including the Closing Balance Sheet); provided, however, that the dollar amount of each item so determined shall be within the range of dollar amounts proposed by the Representative and the Buyer. The determinations by the Merger Consideration Adjustment Arbitrator regarding the manner in which any item or items are treated on the Closing
Statements (including the Closing Balance Sheet) shall be in writing and shall be Final and Binding on the parties. For purposes of this Section 2.1(c), "Final and Binding" shall mean that the aforesaid determinations shall have the same preclusive effect for all purposes as if such determinations had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction, and either party may petition a court having jurisdiction over the parties and subject matter to reduce such decision to judgment. The fees, costs and expenses of retaining the Merger Consideration Adjustment Arbitrator shall be allocated by the Merger Consideration Adjustment Arbitrator
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between the Representative and the Buyer in accordance with the Merger Consideration Adjustment Arbitrator's judgment as to the relative merits of the respective positions of the parties regarding the manner in which any item or items are treated on the Closing Statements (including the Closing
Balance Sheet) with respect to which they were unable to agree as reflected in their respective reports to the Merger
Consideration Adjustment Arbitrator. Following the resolution of all objections of the Representative regarding the manner in which any item or items are treated on the Closing Statements (including the Closing Balance Sheet), by mutual agreement or the Merger Consideration Adjustment
Arbitrator, the Buyer shall prepare the final Closing
Statements (including the final Closing Balance Sheet) reflecting such resolution and shall deliver copies thereof to the Representative and such final Closing Statements
(including the final Closing Balance Sheet) shall be the "Final Closing Statements" (and the "Final Closing Balance
Sheet").
(d)  If the Adjusted Working Capital derived from the Final
Closing Balance Sheet is greater or less than $4,326,000, the Initial Aggregate Merger Consideration shall be increased or decreased, respectively, by the amount of such difference. For purposes of this Section 2.1(d), "Adjusted
Working Capital" shall mean the difference between (i) the sum of the amounts of (A) "marketable securities", (B)
"trade receivables (net)", (C) "other receivables", (D)
"inventories (net)" and (E) "other current assets" reflected on the Final Closing Balance Sheet and (ii) the sum of the amounts of (A) "accounts payable" and (B) "accrued expenses" reflected on the Final Closing Balance Sheet. Based on the Company Balance Sheet (as defined in Section 3.4), the
Adjusted Working Capital was $4,773,000 as of December 31,
2002.
(e) If the Initial Aggregate Merger Consideration is not increased or decreased pursuant to Section 2.1(d), the Initial Aggregate Merger Consideration shall be the "Final
Aggregate Merger Consideration."  If the Initial Aggregate
Merger Consideration is increased or decreased pursuant to
Section 2.1(d), the Initial Aggregate Merger Consideration as so increased or decreased pursuant to Section 2.1(d), shall be the "Final Aggregate Merger Consideration." The
"Per Share Merger Consideration" shall be an amount in cash up to the amount equal to the quotient obtained by dividing
(i) the result obtained by adding (A) the Final Aggregate
Merger Consideration and (B) the aggregate amount that would be payable to the Company by the holders (each an "Optionholder" and collectively the "Optionholders") of all options ("Company Options") to purchase shares of common stock, par value $.01 per share, of the Company ("Company
Common Stock") outstanding immediately prior to the Effective Time if such Optionholders exercised all such Company Options, whether or not then exercisable, immediately prior to the Effective Time (the aggregate amount obtained pursuant to this clause (B) being referred to as the "Option Exercise Proceeds") by (ii) the result obtained by adding (A) the total number of shares of Company
Common Stock that are issued and outstanding immediately prior to the Effective Time (including shares of Company
Common Stock issued and outstanding as a result of the exercise of warrants to purchase Company Common Stock
("Company Warrants") issued pursuant to the Warrant
Agreement dated January 2, 2001 executed by the Company (the
"Warrant Agreement") in accordance with the notice to be given to the holders of Company Warrants in accordance with the Warrant Agreement (the "Warrant Notice") pursuant to
Section 2.5), (B) the total number of shares of Company
Common Stock that remain issuable by the Company immediately prior to the Effective Time under the First Amended Plan of Reorganization of San Jacinto Holdings Inc. ("San Jacinto") dated as of October 16, 2000 and as in effect immediately prior to the Effective Time (the "Plan of Reorganization") and (C) the total number of shares of Company Common Stock that would be issuable by the Company to the Optionholders if such Optionholders exercised all Company Options outstanding immediately prior to the Effective Time, whether or not then exercisable, immediately prior to the Effective
Time (the result obtained pursuant to this clause (ii) being referred to as the "Fully Diluted Common Stock Number").

         Section 2.2    Conversion of Capital Stock and Options.
            As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or capital stock of Sub:

               (a) Capital Stock of Sub. Each issued and outstanding share of Common Stock, par value $.01 per share ("Sub Common
Stock"), of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

               (b) Cancellation of Treasury Stock. All shares of Company Common Stock that are owned by the Company as treasury stock shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

               (c)  Company Common Stock.  Subject to Sections
2.1, 2.3, 2.6 and 2.7, each issued and outstanding share of Company Common Stock (including shares of Company Common Stock issued and outstanding as a result of the exercise of Company Warrants in accordance with the Warrant Notice pursuant to Section 2.5 and other than shares of Company
Common Stock cancelled in accordance with Section 2.2(b) and any Dissenting Shares (as defined in Section 2.6)) shall be converted into the right to receive the Per Share Merger
Consideration. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger
Consideration pursuant to this Section 2.2(c).

                (d)  Company Options.  Subject to Sections
2.1, 2.3, 2.6 and 2.7, each outstanding Company Option, whether or not then exercisable, shall be converted into the right to receive with respect to each share of Company Common Stock subject thereto an amount in cash (the "Per Option Merger
Consideration") equal to up to the excess of (A) the Per
Share Merger Consideration over (B) the per share exercise price of such Company Option. All such Company Options, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Optionholder shall cease to have any rights with respect to any such Company Option, except the right to receive the Per Option Merger Consideration pursuant to this
Section 2.2(d).

          Section 2.3    Escrow and Payment Procedures.



               (a) Payment and Escrow Agreement. At the Closing, the Buyer, the Representative and SunTrust Bank, a Georgia
banking corporation (the "Payment and Escrow Agent") shall
enter into a Payment and Escrow Agreement substantially in
the form of Exhibit A hereto (the "Payment and Escrow
Agreement").  As of the Effective Time, the Buyer shall
deposit with the Payment and Escrow Agent: (i) an amount in
cash equal to the amount of the Indebtedness of the Company
and its Subsidiaries to be paid off in connection with the
Closing (the "Indebtedness Payment Fund"); and (ii) the
Initial Aggregate Merger Consideration (less the aggregate
amount of the Initial Aggregate Merger Consideration the
Buyer or the Surviving Corporation then knows it is required to deduct and withhold under the Internal Revenue Code of
1986, as amended (the "Code"), or any other provision of
state, local or foreign tax law, with respect to the
payments to be made pursuant to Sections 2.3(c) or (d)), (A)
$7,900,000 of         which, together with any additional
amount deposited therein pursuant to Section 4.1 of the Payment and Escrow Agreement, shall be the "Equity Escrow
Fund," (B) $500,000 of which shall be the "Representative
Fund" and (C) the balance of which shall be the "Equity
Payment Fund." The Payment and Escrow Agent shall hold and pay or distribute the Indebtedness Payment Fund, the Equity
Escrow Fund, the Representative Fund and the Equity Payment
Fund, and any interest or other income earned thereon, in accordance with this Agreement and the Payment and Escrow
Agreement.

               (b)  Payment Procedures for Indebtedness.
As soon as reasonably practicable after the Effective Time, the Payment and Escrow Agent shall pay the Indebtedness Payment Fund to the holders of the Indebtedness of the Company and its Subsidiaries to be paid of in connection with the Closing pursuant to the Payment and Escrow Agreement.

               (c) Payment Procedures for Company Common Stock. As soon as reasonably practicable after the Effective Time, the Payment and Escrow Agent shall mail to each holder (each a "Stockholder" and collectively the "Stockholders") of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each a "Certificate" and collectively the "Certificates") whose shares were converted pursuant to
Section 2.2(c) into the right to receive the Per Share
Merger Consideration (i) a stockholder agreement substantially in the form of Exhibit B attached hereto (a "Stockholder Agreement"), (ii) a letter of transmittal substantially in form of Exhibit 4 to the Payment and Escrow Agreement and (iii) instructions for use in effecting the delivery of the Stockholder Agreement and the surrender of the Certificates in exchange for the Per Share Merger Consideration. As soon as reasonably practicable prior to the Effective Time, the Buyer shall make available to the Representative as many copies of such Stockholder Agreement, letter of transmittal and instructions as the Representative shall request in writing. Upon delivery after the Effective Time of a duly executed Stockholder Agreement to the Payment and Escrow Agent and surrender of a Certificate for cancellation to the Payment and Escrow Agent, together with such letter of transmittal, duly executed, and subject to the prior payout of the Indebtedness Payment Fund pursuant to Section 2.3(b), the Stockholder surrendering such Certificate shall be entitled to receive in exchange for each share of Company Common Stock formerly represented by such Certificate (A) promptly upon surrender of such Certificate, a partial payment of the Per Share Merger Consideration in an amount equal to the quotient obtained by dividing (i) the result obtained by adding the amount of the Initial Aggregate Merger Consideration and the amount of the Option Exercise Proceeds and subtracting therefrom the sum of (x) the amount of the Equity Escrow Fund and (y) the amount of the Representative Fund by (ii) the Fully Diluted Common Stock Number (the "Per Share Partial Payment") and
(B) at the times stated in and subject to the terms and conditions of the Payment and Escrow Agreement, up to the amount of the balance of the Per Share Merger Consideration payable to such Stockholder pursuant to this Agreement and the Payment and Escrow Agreement, and the Certificate so surrendered shall immediately be cancelled. Until surrendered as contemplated by this Section 2.3(c), each Certificate shall be deemed at any time after the Effective
Time to represent only the right to receive upon such surrender the Per Share Merger Consideration as provided herein.

          If any payment of Per Share Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered.

          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer, the posting by such person of a bond in such amount as the Buyer or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against either of them with respect to such Certificate, the Payment and Escrow Agent will deliver, as provided in this Section 2.3(c), in respect of such lost, stolen or destroyed Certificate that portion of the Per Share Merger Consideration which such person has a right to receive pursuant to Section 2.2(c).

          Any and all of (i) voting in favor of the Merger Proposal (as defined in Section 3.2(b)), (ii) delivering a Stockholder Agreement to the Payment and Escrow Agent, (iii) surrendering a Certificate for cancellation to the Payment and Escrow Agent or (iv) the receipt of any Per Share Merger Consideration by any Stockholder shall constitute such Stockholder's express (A) agreement to be bound by, and to comply with, this Agreement, including Articles II, VIII and IX hereof, and the Payment and Escrow Agreement, in each case as a Stockholder hereunder and thereunder and (B) appointment of the Representative to act as its representative pursuant to this Agreement and the Payment and Escrow Agreement.

               (d) Payment Procedures for Company Options. As soon as reasonably practicable after the Effective Time, the Payment and Escrow Agent shall mail to each Optionholder who holds a Company Option which immediately prior to the Effective Time represented an option to acquire outstanding shares of Company Common Stock and which was converted pursuant to

Section 2.2(d) into the right to receive the Per Option Merger Consideration (i) a letter of transmittal substantially in the form of Exhibit 7 to the Payment and Escrow Agreement and (ii) instructions for use in effecting the surrender of the Company Option in exchange for the Per Option Merger Consideration. As soon as reasonably practicable prior to the Effective Time, the Buyer shall make available to the Representative as many copies of such letter of transmittal and instructions as the Representative shall request in writing. Upon surrender of the Company Option for cancellation to the Payment and Escrow Agent, together with such letter of transmittal, duly executed, and subject to the prior payout of the Indebtedness Payment Fund pursuant to Section 2.3(b), the Optionholder surrendering such Company Option shall be entitled to receive in exchange for each share of Company Common Stock for which such Company Option was exercisable immediately prior to the Effective Time (A) promptly upon surrender of such Company Option, a partial payment of the Per Option Merger Consideration in an amount equal to the result obtained by subtracting the per share exercise price of such Company Option from the Per Share Partial Payment and (B) at the times stated in and subject to the terms and conditions of the Payment and Escrow Agreement, up to the amount of the balance of the Per Option Merger Consideration payable to such Optionholder pursuant to this Agreement and the Payment and Escrow Agreement, and the Company Option so surrendered shall immediately be cancelled. Until surrendered as contemplated by this Section 2.3(d), each Company Option shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Option Merger Consideration as provided herein.

          Any and all of (i) delivering an Optionholder Agreement to the Payment and Escrow Agent, (ii) surrendering a Company Option for cancellation to the Payment and Escrow Agent or (iii) the receipt of any Per Option Merger Consideration by an Optionholder shall constitute such Optionholder's express (A) agreement to be bound by, and to comply with, this Agreement, including Articles II, VIII and IX hereof, and the Payment and Escrow Agreement, in each case as an Optionholder hereunder and thereunder and (B) appointment of the Representative to act as its representative pursuant to this Agreement and the Payment and Escrow Agreement.

               (e)  Closing of Stock Transfer Books.  From
and after the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

(f) No Liability. Neither the Buyer nor the Company shall be liable to any Stockholder or Optionholder in respect of any monies properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          Section 2.4    Actions With Respect to Company Options.

            Prior to the Effective Time, the Company shall take all necessary and appropriate actions to effect the conversion and cancellation of the Company Options pursuant to Sections 2.2(d) and 2.3(d), including, without limitation, (a) obtaining the approval of the Company's Board of Directors for the conversion and cancellation of the Company Options pursuant to Sections 2.2(d) and 2.3(d) in compliance with the applicable provisions of the plans governing and the agreements evidencing the Company Options,
(b) providing Optionholders with any requisite advance notice of the conversion and cancellation of the Company Options pursuant to Sections 2.2(d) and 2.3(d) and (c) obtaining from each Optionholder a duly executed optionholder agreement substantially in the form of Exhibit C hereto (an "Optionholder Agreement").

          Section 2.5    Actions With Respect to Company Warrants.

            In accordance with the Warrant Agreement, not later than the fifth business day following the execution and delivery of this Agreement, the Company shall give a Special Adjustment Notice (as defined in the Warrant Agreement) to each Holder (as defined in the Warrant Agreement) (i) setting forth in reasonable detail the terms of the Merger, (ii) stating the date agreed or proposed for consummation of the Merger (which shall not be earlier than the twenty-fifth business day following the date of such Special Adjustment Notice), (iii) specifying the details of the adjustment to the Exercise Price (as defined in the Warrant Agreement) resulting from the Merger and (iv) containing a statement to the effect that all outstanding Company Warrants not exercised prior to 5:00 P.M., Dallas, Texas time, on the twentieth business day following the date of such Special Adjustment Notice shall, as provided in the Warrant Agreement, terminate and become void. The Special Adjustment Notice shall be subject to prior review of and approval by the Buyer and its counsel, such approval not to be unreasonably withheld or delayed. Cash and Company Warrants delivered upon exercise thereof, and the certificates evidencing the shares of Company Common Stock issued upon such exercise, during the period from the date of such Special Adjustment Notice through and including the date on which all unexercised Company Warrants shall expire as aforesaid shall be placed in escrow with an escrow agent designated by the Company (the "Warrant Agent") (such cash to be invested by the Warrant Agent for the account, benefit and risk of each exercising Holder in debt securities issued by the United States of America or any agency or instrumentality thereof and entitled to its full faith and credit, if and to the extent so directed by such Holder).
So long as the certificates evidencing such shares of Company Common Stock issued upon such exercise and the funds delivered in payment therefor shall remain in escrow, the persons in whose names such certificates are to be registered in the stock transfer records of the Company shall have no rights as Stockholders arising by virtue of the issuance of such certificates.

          Section 2.6    Appraisal Rights.

            Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by holders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Section

262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such holders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such
Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without interest, the Per Share Merger Consideration upon surrender, in the manner provided in Section 2.3 and the Payment and Escrow Agreement, of the Certificate or Certificates which immediately prior to the Effective Time represented such shares of Company Common Stock.

          Section 2.7    Withholding Rights.

            Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder or Optionholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Buyer or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder or Optionholder, as applicable, in respect of which such deduction and withholding was made by the Buyer or the Surviving Corporation, as the case may be.

                         ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the Buyer and Sub that the statements contained in this Article III are true and correct as of the date hereof (unless the particular statement is, by its language, as of another date, in which case, it is true and correct as of that other date), except as set forth in the disclosure letter delivered by the Company to the Buyer on or before the date of this Agreement (the "Company Disclosure Letter"). The Company Disclosure Letter shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III and the disclosure in any section shall qualify only the corresponding section in this
Article III.

          Section 3.1 Organization, Qualification and Corporate Power; Subsidiaries.



               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would, in the aggregate, reasonably be expected to have a material adverse effect on the prospects, business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (as defined in Section
3.1(b)) taken as a whole (a "Material Adverse Effect").
Section 3.1(a) of the Company Disclosure Letter sets forth each jurisdiction in which the Company is so qualified or licensed to do business as a foreign corporation and the name and address of each member of the Board of Directors of the Company. The Company has heretofore delivered to the Buyer complete and correct copies of the Company's
Certificate of Incorporation and By-laws ("Company
Certificate of Incorporation" and "Company By-laws"), each as amended and in full force and effect as of the date of this Agreement.

               (b) Section 3.1(b) of the Company Disclosure Letter (i) sets forth the name, jurisdiction of organization and authorized capital of each Subsidiary of the Company, indicating whether such Subsidiary is directly or indirectly owned by the Company (and if such Subsidiary is owned indirectly, the record owners of the shares or other ownership interests of such Subsidiary), (ii) identifies each jurisdiction in which each such Subsidiary is qualified or licensed to do business as a foreign corporation and
(iii) sets forth the name and address of each member of the Board of Directors of each such Subsidiary. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered to the Buyer complete and correct copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Subsidiary of the Company, each as amended and in full force and effect as of the date of this Agreement. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other
Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

               (c)  Except for the Subsidiaries identified in
Section 3.1(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other association, organization or entity.

          Section 3.2    Authority; No Conflict; Required Filings and
Consents.



               (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the Stockholder approval specified in Section 3.2(b). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

               (b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only action by the holders of capital stock of the Company necessary to adopt this Agreement and approve the Merger
(the "Merger Vote").   The Board of Directors of the Company
(at a meeting duly called and held) has unanimously (i) approved this Agreement, the Merger and the transactions contemplated hereby (the "Merger Proposal"), (ii) determined that the Merger Proposal is fair to and in the best interests of the Stockholders and declared the advisability of this Agreement, (iii) recommended that the Stockholders vote in favor of the Merger Proposal and (iv) fixed the date of this Agreement as the record date for the determination of the Stockholders entitled to vote on the Merger Proposal.

               (c) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Company Certificate of Incorporation or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound except for violations, breaches, defaults, terminations, cancellations, accelerations or losses which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets.

              (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") or other person is required to be obtained by, or given to or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Merger Vote, (ii) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR
Act") and the expiration or early termination of the related waiting period, (iii) the filing of the Certificate of Merger with, and the acceptance of such filing by, the Secretary of State of the State of Delaware and (iv) the third party consents identified in Section 3.2(d) of the Company Disclosure Letter (the consents identified in clause
(iv) hereof being referred to collectively as the "Company
Third Party Consents").

          Section 3.3    Debt and Capitalization.



               (a) Section 3.3(a) of the Company Disclosure Letter (which shall be updated and delivered to the Buyer as of immediately prior to the Effective Time) sets forth the amounts of all Indebtedness (which, solely for purposes of this Section 3.3(a), shall include all contingent reimbursement obligations with respect to letters of credit and all obligations under capitalized leases, in each case, without regard to the dollar limitations set forth in Sections 2.1(c) and (e)) of the Company and its Subsidiaries outstanding as of the date hereof (and as updated as of immediately prior to the Effective Time), the names of the parties to which such amounts are owed and the agreements pursuant to which such amounts were borrowed or otherwise are owed (collectively, "Debt Instruments"). The Company is, and since August 1, 2002 has been, in compliance with the terms and provisions of the Debt Instruments, except for such noncompliance as would be cured by payment of the Indebtedness of the Company and its Subsidiaries to be paid off in connection with the Closing. Neither the Company nor any of its Subsidiaries has any indebtedness or equipment lease or other similar obligation to Bankers Direct Leasing, a division of EAB Leasing Corp. other than the obligations not exceeding $813,000 in the aggregate under and pursuant to the equipment lease dated February 12, 1999 between the Company and Bankers Direct Leasing.

               (b) The authorized capital stock of the Company consists of 8,000,000 shares of Company Common Stock. As of the date hereof, (i) 5,294,376 shares of Company Common Stock are issued and outstanding, (ii) 838,236 shares of Company
Common Stock are reserved for issuance under the Company's stock option plans, of which 541,000 shares of Company
Common Stock underlie outstanding Company Options, (iii)
625,179 shares of Company Common Stock are reserved for issuance upon the exercise of Company Warrants (iv) 2,242 shares of Company Common Stock are reserved for issuance under the Plan of Reorganization to the former equityholders and bondholders of San Jacinto who have not yet tendered their San Jacinto holdings in exchange for Company Common
Stock pursuant to the Plan of Reorganization, (v) 28,416 shares of Company Common Stock are reserved for issuance under the Plan of Reorganization to the former equityholders of San Jacinto upon the exercise of Company Warrants issuable to such former equityholders who have not yet tendered their San Jacinto holdings in exchange for Company Warrants pursuant to the Plan or Reorganization and (vi) no shares of Company Common Stock are held by the Company in its treasury. Except as set forth in this Section 3.3(b), there are no equity securities of any class of the Company or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were issued in violation of, any preemptive rights.
None of the issued and outstanding shares of capital stock of the Company, the Company Options or the Company Warrants has been issued in violation of any applicable federal or state law.

               (c) Section 3.3(c) of the Company Disclosure Letter (which shall be updated and delivered to the Buyer as of immediately prior to the Effective Time) sets forth (i) the number of shares of Company Common Stock issued and outstanding as of the date hereof (and as updated as of immediately prior to the Effective Time), (ii) a list of (A)
(1) all the holders of shares of Company Common Stock outstanding as of the date hereof, as such names appear on the stock transfer books of the Company, and the number of outstanding shares of Company Common Stock held by each such holder as of the date hereof (and as updated as of immediately prior to the Effective Time) and (2) all former equityholders and bondholders of San Jacinto who have not yet tendered their San Jacinto holdings in exchange for Company Common Stock pursuant to the Plan of Reorganization, as such names appear in the records of the Company, and the number of shares of Company Common Stock issuable to each such former equityholder or bondholder under the Plan of Reorganization as of the date hereof (and as updated as of immediately prior to the Effective Time), (B) all holders of Company Options outstanding under each of the Company's stock option plans as of the date hereof (and as updated as of immediately prior to the Effective Time), the number of shares of Company Common Stock subject to each Company
Option and the exercise price, vesting terms and expiration date thereof and (C) (1) all holders of outstanding Company Warrants to purchase shares of Company Common Stock outstanding as of the date hereof (and as updated as of immediately prior to the Effective Time), the number of shares of Company Common Stock subject to each Company
Warrant and the exercise price, vesting terms and expiration date thereof and (2) all former equityholders of San Jacinto who have not yet tendered their San Jacinto holdings in exchange for Company Warrants pursuant to the Plan of Reorganization, as such names appear in the records of the Company, the number of shares of Company Common Stock subject to the Company Warrants issuable to each such former equityholder under the Plan of Reorganization as of the date hereof (and as updated as of immediately prior to the Effective Time) and the exercise price, vesting terms and expiration date thereof. All Company Warrants not exercised prior to 5:00 p.m. Dallas, Texas time, on the twentieth business day following the date of the Special Adjustment Notice given by the Company pursuant to Section 2.5 shall terminate and become void. Except as set forth in Section 3.3(c) of the Company Disclosure Letter (as updated as of immediately prior to the Effective Time), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement.
Except for the letter referred to in Section 10.1(i), there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity.

               (d) All issued and outstanding shares of capital stock of each of the Subsidiaries of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were issued in violation of, any preemptive rights and all of the outstanding shares of capital stock of each of the Subsidiaries of the Company are owned directly or indirectly by the Company, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, restrictions, charges and other encumbrances or restrictions of any nature whatsoever. None of the issued and outstanding shares of capital stock of each of the Subsidiaries of the Company has been issued in violation of any applicable federal or state law. Except for shares of capital stock of its Subsidiaries, the Company does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          Section 3.4    Financial Statements.

            The Company has heretofore delivered to the Buyer consolidated balance sheets of the Company as at December 31, 2002 (the "Company Balance Sheet") and December 31, 2001 and consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the periods then ended (collectively, the "Company Financial Statements"). The Company Financial Statements have been audited by Deloitte & Touche LLP, independent certified public accountants, and Deloitte & Touche LLP's audit reports thereon, including the unqualified opinion of Deloitte & Touche LLP on the Company Financial Statements, are included therein. Each of the Company Financial Statements (including, in each case, any related notes), complied, as of their respective dates, in all material respects with all applicable accounting requirements with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated.

          Section 3.5    Trade Receivables.

             All trade receivables of the Company, whether reflected in the Company Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Company Balance Sheet (which reserves were calculated consistent with past practices).

          Section 3.6    Inventory

            The inventory of the Company and its
consolidated Subsidiaries consists of raw materials, work in process and finished goods reasonably expected to be used in the ordinary course of their respective businesses, subject only to any reserve for inventory write-down as reflected in the Company Balance Sheet (which reserves were calculated consistent with past practices).

          Section 3.7    Properties; Encumbrances.

            Each of the Company and its Subsidiaries has good, valid and legal title to, or, in the case of leased properties and assets, a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since December 31, 2002 in the ordinary course of business and consistent with past practices). All properties and assets reflected in the Company Balance Sheet are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, except for liens for current taxes not yet due. Section 3.7 of the Company Disclosure Letter sets forth (i) the current address of the Company's principal executive offices and the address of any other property that has served as the Company's principal executive offices during the past five years, (ii) the address of each property located in the United States in which the Company or its Subsidiaries currently maintains assets or has maintained assets during the past five years and (iii) the name and address of all third parties in possession of chattel paper, inventory (of more than a de minimus amount) or equipment belonging to the Company or any of its Subsidiaries.

          Section 3.8    No Undisclosed Liabilities.

             The Company and its Subsidiaries do not have any liabilities or obligations (whether accrued, contingent, due or to become due or whether or not required to be reflected in financial statements in accordance with GAAP) other than (i) liabilities reflected in the Company Balance Sheet or (ii) normal or recurring liabilities incurred since December 31, 2002 in the ordinary course of business consistent with past practices (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

          Section 3.9    Absence of Certain Changes or Events.



               (a) Since December 31, 2002: (i) there has not occurred any event, change, effect, fact, circumstance or other occurrence which has had, or which would reasonably be expected to have, a Material Adverse Effect; (ii) the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course consistent with past practices; and (iii) neither the Company nor any of its Subsidiaries has engaged in any material transaction or entered into any material agreement outside the ordinary course of business.

               (b)  Since December 31, 2002 and through the
date hereof: (i) neither the Company nor any of its Subsidiaries has increased the compensation or benefits of any of its respective officers or granted any general salary or benefits increase to any of its respective employees; and
(ii) neither the Company nor any of its Subsidiaries has taken any action that would have required the consent of the Buyer under Section 5.1 if such action were taken after the date hereof.

          Section 3.10   Plant and Equipment.

             To the Company's Knowledge, the plant and structures of the Company are structurally sound with no material defects and are in good operating condition and repair and are adequate for the uses to which they are being put; and none of such plants, structures or equipment are in need of maintenance and repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

          Section 3.11   Taxes.



               (a) Each of the Company and its Subsidiaries has duly filed or will have duly filed (or there has been or will be duly filed on its behalf), all Tax Returns (as hereinafter defined), including any consolidated, combined or similar
Tax Return of which the Company or any of its Subsidiaries is required to be included, required to be filed on or before the Closing Date, and all such Tax Returns are true, correct and complete in all respects. Each of the Company and its Subsidiaries has duly paid or will have duly paid
(or there has been or will be duly paid on its behalf), all Taxes (as hereinafter defined) due and payable as of the Closing Date. The Company and its Subsidiaries have established adequate reserves in accordance with GAAP for the payment of all Taxes not yet due and payable (including deferred income taxes).

               (b) There are no encumbrances for Taxes (other than for Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

               (c)  The Company and its Subsidiaries have
complied in all respects with all federal, state and local, and foreign Tax information reporting and withholding requirements, including, without limitation, requirements with respect to wages and other compensation.

               (d)  None of the Company or any of its
Subsidiaries has received any assessment for unpaid Taxes which has neithersince been paid nor is currently being contested in good faith, and none of the Company or its Subsidiaries has received any notice of any pending or threatened assessment of Taxes, or any audits, examinations, investigations, or other proceedings in respect of Taxes or Tax Returns of the Company or any of its Subsidiaries, in each case, for which adequate reserves have not been provided in accordance with GAAP. To the Company's Knowledge, no state of facts exists or has existed that would constitute grounds for the assessment of any Taxes with respect to any taxable year or period for which the statute of limitations has not yet expired. Section 3.11(d) of the Company Disclosure Letter lists all federal, state, local, and foreign income Tax
Returns filed with respect to the Company and its Subsidiaries for taxable periods ended on or after December
31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that are currently the subject of audit. For purposes of this Agreement, the term "Company's Knowledge" means the actual knowledge of Mike Magill, Bob Wisniewski, Mike Dunlap, Dave Hebda, Pat
Cook, Ross Mason, Gretchen Luchsinger, Cathy Kruska or Mark Roggenkamp acquired (i) in the performance of their duties in the ordinary course of business or (ii) in the course of consulting with appropriate personnel of the Company and its Subsidiaries (or, in the case of matters related to Taxes, with the persons who prepared the applicable Tax Returns) in connection with the transactions contemplated by this Agreement with respect to the subject matter of the pertinent representations and warranties or covenants and agreements of the Company herein (which consulting has occurred).

               (e) None of the Company or its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time within which to file any Tax Return for any taxable period, which such Tax Return has not since been filed, or agreed to extend the period for the assessment or collection of any Taxes, which such agreement remains effective.

               (f) None of the Company of any of its Subsidiaries is liable for the Taxes of any other person as a transferee, successor or otherwise, or by reason of having joined in a consolidated, combined or similar Tax Return.

               (g) No claim has been made by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any of the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction, or that the Company or any of its Subsidiaries is required to file a Tax Return in such jurisdiction.

               (h) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section
481 of the Code, or any similar provision of state, local or other law, nor has any taxing authority proposed any such adjustment to taxable income or change in accounting method.

               (i) None of the Company or any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, (i) in a payment of any "excess parachute payments" within the meaning of Section 280G of the Code, or (ii) in a payment of any amount that would not be deductible under Section 162(m) of the Code.

               (j)  For all taxable periods ending after
December 31, 1994, none of the Company or any of its Subsidiaries has been a member of any affiliated group of corporations (as defined in Section 1504 of the Code), other than the affiliated group of corporations of which the Company is the common parent, and is not a party to, bound by, or otherwise obligated under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement or has potential liability or obligation to any third party as a result of, or pursuant to, any such agreement, contract or arrangement.

               (k) No power of attorney has been granted and remains in effect by or on behalf of the Company or any of its Subsidiaries with respect to any matter relating to Taxes.

               (l) No indebtedness of the Company or any of its Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

               (m) No election under 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any Subsidiary as a consenting corporation, as defined in Section 341 of the Code.

               (n)  There are no outstanding balances of
deferred gain or loss accounts related to any deferred intercompany transactions to which the Company or any of its Subsidiaries was a party.

               (o) In the merger of San Jacinto with and into the Company pursuant to the Agreement of Merger dated as of January 2, 2001, in connection with the Plan of Reorganization, holders of 12% Senior Subordinated Notes due 2002 issued by San
Jacinto ("San Jacinto Subordinated Notes") and San Jacinto's
"pre-change shareholders" (within the meaning of Treasury regulation section 1.382-9) received, in exchange for (i)
San Jacinto Subordinated Notes that such holders had held continuously since prior to November 12, 1998 or (ii) San
Jacinto stock, an amount of Company Common Stock representing (x) at least 50% of the total voting power of the stock of the Company and (y) at least 50% of the total value of the Company, in each case, determined immediately after consummation of the Plan of Reorganization and treating options or warrants to purchase Company Common
Stock outstanding at such time as exercised for purposes of making such determination. Neither San Jacinto nor the Company made an election pursuant to Section 382(l)(5)(H) of the Code to not have the provisions of Section 382(l)(5) of the Code apply. The Company has not experienced an "ownership change" (within the meaning of Section 382 of the Code) in the 2-year period following the consummation of the Plan of Reorganization.

             (p) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding, employment, goods and services, gross receipts, gains, ad valorem, social security, unemployment, disability, premium, recapture, credit, abandoned or unclaimed property, and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group and (ii) "Tax
Return" means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Section 3.12   Intellectual Property.

               (a) The Company owns, without restriction, or is licensed to use, the rights to all (i) trademarks, trade names, service marks, and other business identifiers (collectively, "Trademarks"), (ii) copyrights together with any registrations and applications therefor, (iii) patents and patent applications, (iv) internet domain names, (v) internet-based list server programs, (vi) schematics, (vii) trademarks, copyrights or patents associated with any inventories, (viii) technology, (ix) know-how, processes, methodologies and trade secrets, (x) computer software programs or applications including, without limitation, all object and source codes, (xi) databases and collections of data, (xii) customer lists and files and (xiii) tangible or intangible proprietary information or material, that in any material respect are used in the business of the Company or any of its Subsidiaries as currently conducted (the "Company
Intellectual Property"), free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, restrictions, charges and other encumbrances or restrictions of any nature whatsoever. Section 3.12(a) of the Company Disclosure Letter sets forth: (i) all patents, Trademarks, registered copyrights, and any applications for any of the foregoing included in the Company Intellectual
Property; (ii) all licenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Company Intellectual Property
(excluding license agreements for generally commercially available software with an acquisition price of less than $2,500) and includes the identities of the parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof; and (iii) all licenses, agreements and arrangements, oral or written, pursuant to which the Company or any of its Subsidiaries authorizes a third party to use, or otherwise grants a third party any rights with respect to, any Company Intellectual
Property and includes the identities of the parties thereto, a description of the nature and subject matter thereof, the applicable payments thereunder and the term thereof.

               (b)  No claims (i) to the effect that the
manufacture, sale or use of any product, process or service as now used or offered or proposed for use or sale by the Company or any of its Subsidiaries infringes on any copyright, trade secret, patent or other intellectual property right of any Person, (ii) against the use by the Company or any of its Subsidiaries of any Company Intellectual Property or (iii) challenging the ownership, validity, enforceability or effectiveness of any of the Company Intellectual Property have been filed or, to the Company's Knowledge, threatened, and, to the Company's Knowledge, there are no valid grounds for any such claims. All granted and issued patents and all registered Trademarks set forth in Section 3.12(a) of the Company Disclosure Letter and all registered copyrights held by the Company or any of its Subsidiaries are valid, enforceable and subsisting. To the Company's Knowledge, there is not any material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third person, including, without limitation, any Distributor (as defined in Section 3.20), former
Distributor, employee or former employee. Neither the Company nor any of its Subsidiaries is, or as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder will be, in violation of, or will lose or impair any rights pursuant to, any license or agreement set forth in Section 3.12(a) of the Company Disclosure Letter, and there exists no event or condition which will result in a violation or breach of, or constitute a default by the Company or a Subsidiary of the Company, or, to the Company's Knowledge, the other party thereto, under any such license or agreement.

               (c)  No owned Company Intellectual Property
is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing or use thereof by the Company or any of its Subsidiaries.
Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement based upon, without limitation, such person's manufacture, sale, use or importation of any product, service or process incorporating any Company
Intellectual Property. Neither the Company nor any of its Subsidiaries has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Company Intellectual Property. The Company and its Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Intellectual Property that is owned by the Company or any of its Subsidiaries.

          Section 3.13   Environmental Matters.



               (a) (i) There is no Release or threatened Release of any Hazardous Materials existing on, beneath or from the surface, subsurface or ground water associated with Company
Property, currently occurring, nor has any Release occurred at any time in the past, which would require investigation, reporting, response, remediation or other corrective action under any Environmental Law; (ii) the Company Property, and all uses and conditions of the Company Property and all operations of the Company, have been and are in compliance, in all material aspects, with all Environmental Laws; (iii) the Company has not received any notice of violation of Environmental Laws or other similar communication; (iv) to the Company's Knowledge, there are no facts or circumstances relating to the Company Property or the business of the Company that would give rise to any material violation or liability under any Environmental Law; (v) the Company
Property and the operations of the Company comply, in all material respects, with all terms and conditions of any permits issued under Environmental Laws; and (vi) no Environmental Claims against the Company or any of its Subsidiaries or any Company Property are pending or, to the Company's Knowledge, threatened.

               (b)  For purposes of this Agreement, the
following terms shall have the following meanings: (i)
"Company Property" means any real property and improvements
at any time owned, leased or operated by the Company or any of its Subsidiaries; (ii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials,
asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (B) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes,"
"extremely hazardous substances," "restricted hazardous
wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; and
(C) any other chemical, material or substance, exposure to
which is prohibited, limited or regulated by any
governmental authority; (iii) "Environmental Law" means any federal, state, foreign or local statute, law, rule, regulation, ordinance, guideline, policy, code or rule of
common law in effect and in each case as amended as of the
date hereof and the Closing Date, and any judicial or administrative interpretation thereof applicable to the
Company or its operations or property as of the date hereof
and the Closing Date, including any judicial or
administrative order, consent decree or judgment, relating
to the environment, health, safety or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as
amended, 42 U.S.C.  9601 et seq.; the Resource Conservation
and Recovery Act, as amended, 42 U.S.C.  6901 et seq.; the
Federal Water Pollution Control Act, as amended, 33 U.S.C.
1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.
2601 et seq.; the Clean Air Act, 42 U.S.C. 7401 et seq.; Occupational Safety and Health Act, 29 U.S.C. 651 et seq.;
Oil Pollution Act of 1990, 33 U.S.C.   2701 et seq.; the
Safe Drinking Water Act, 42 U.S.C.   300f et seq., and
their state and local counterparts and equivalents; (iv) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this subclause (iv), "Claims"), including, without limitation, (A) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental
Law and (B) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (v) "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

          Section 3.14   Labor Matters.

             (i) Each of the Company and its Subsidiaries is in material compliance with all federal, state, local and foreign laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational health and safety, and has not and is not engaged in any unfair labor practice; (ii) no material unfair labor practice charge or complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board or an equivalent tribunal under applicable foreign law; (iii) there is no labor strike, slowdown, stoppage or material dispute pending or, to the Company's Knowledge, threatened against or involving the Company or any of its Subsidiaries; (iv) no union or works council represents, claims to represent, or has represented any employees of the Company or any of its Subsidiaries and no representation question exists respecting the employees of the Company or any of its Subsidiaries; (v) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is or has been a party to a collective bargaining agreement; (vi) neither the Company nor any of its Subsidiaries has experienced any material labor difficulty during the last three years; and (vii) there has been no "mass layoff" or "plant closing" by the Company as defined in the Federal Workers Adjustment Retraining and Notification Act ("WARN") or state law equivalent, or any other mass layoff or plant closing that would trigger notice pursuant to WARN or state law equivalent, during the last three years.

          Section 3.15   Employee Benefit Plans.

               (a) Section 3.15(a) of the Company Disclosure Letter contains a true and complete list of: (i) each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA")); (iii) each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each employment, termination, retention, change in control or other severance agreement or arrangement; and
(v) each other employee benefit plan, fund, program, policy, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business (an "ERISA
Affiliate"), whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any of its Subsidiaries (collectively, the "Plans"). No Plan is subject to Section 302 or Title IV of
ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate has sponsored, maintained, contributed to or been required to contribute to any such plan within the six years prior to the date hereof. Neither the Company nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or materially modify any existing
Plan.

               (b) With respect to each Plan, the Company has heretofore delivered or made available to the Buyer true and complete copies of each of the following documents: (i) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof); (ii) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report, if any, prepared with respect thereto in accordance with Statement of Financial Accounting Standards Nos. 87 and 106; (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto; (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements, or other accounting, if any, thereof;
and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

               (c) All contributions required to be made with respect to any Plan on or prior to the Closing have been timely made or, if not yet required to be made, are properly reflected on the Company's balance sheets.

               (d) Neither the Company nor any of its Subsidiaries, any Plan or any trust created thereunder, nor, to the Company's
Knowledge, any trustee or administrator thereof, has engaged in a transaction in connection with which the Company or any of its subsidiaries, any Plan or any such trust could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to
Section 4975 or 4976 of the Code.

               (e) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. There are no pending, or, to the Company's Knowledge, threatened or anticipated, claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

               (f) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code complies in all material respects with the applicable requirements of the Code and the trusts maintained under each such Plan comply in all material respects with the requirements of Section 501(a) of the Code.

               (g)  No Plan provides medical, surgical,
hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Plan providing health or medical benefits in respect of any active or former employee of the Company or any of its Subsidiaries.

             (h)  The consummation of the transactions
contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of the Company or any Subsidiary or any other person to any bonus payment, retention benefit, severance pay, unemployment compensation, success fee payable by the Company or any Subsidiary or any other payment or any benefit under any similar agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such current or former employee, officer or other person. No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. No employee of the Company who is a party to a severance protection or similar agreement with the Company has been terminated without Cause or in contemplation of the transactions contemplated hereby and no event has occurred which would constitute Good Reason with respect to such employee or which would otherwise entitle any such employee to benefits or payments pursuant to such agreement. For purposes of this Section 3.15(h), "Cause" and "Good Reason" shall have the meanings given to such terms in the form of the Company's severance protection agreement in effect as of the Effective Time.

               (i)  Section 3.15(i) of the Company Disclosure
Letter sets forth the following information with respect to each life insurance policy that relates to the supplemental retirement and death benefits payable by the Company to the former employees of the Company identified on Section 3.15(a) of the Company Disclosure Letter under the heading "Deferred
Compensation":

(i)  the name and date of birth of the insured;
(ii) the name of the insurer;
(iii)     the name of the beneficiary;
(iv) the policy number and type of policy;
(v)  the face amount of the policy; and
(vi) if applicable, the cash value of the policy as of the most recent practicable date.
With respect to each insurance policy required to be disclosed in Section 3.15(i) of the Company Disclosure
Letter: (A) the policy is legal, valid, binding and enforceable by and in favor of the Company, and in full force and effect; (B) neither the Company nor, to the Company's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; (C) no party to the policy has repudiated any provision thereof; and (D) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby does not violate or breach, or constitute a default under, the policy. Since December 31, 2002, the Company has not borrowed against or otherwise taken any action to diminish the cash value of any such policy.

          Section 3.16   Compliance with Laws.



               (a) The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation, including, without limitation, any franchise or similar law or regulation, with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or impair the ability of the Company to consummate the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary of the Company is or has been determined to be a "franchisor" or otherwise subject to any franchise or similar law or regulation in any jurisdiction, and the Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any franchise or similar law or regulation to which it has been determined to be subject.

               (b) The Company and its Subsidiaries hold or maintain, to the extent legally required, all federal, state, local and foreign, permits, approvals, registrations, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (the "Permits") that are material to and required for the operation of the business of the Company and its Subsidiaries as now conducted, and there has not occurred any default under any such Permit.

               (c)  No issuance of equity securities by the
Company has been or was required to be registered under the Securities Act of 1933, as amended. None of the Company's equity securities have been or are required to be registered under the Securities Exchange Act of 1934, as amended, due to the number of record holders of Company Common Stock, Company
Options or Company Warrants or otherwise.

          Section 3.17   Litigation.

             There is no action, suit, claim or proceeding, at law or in equity, or any arbitration or any administrative or other proceeding by or before (or, to the Company's Knowledge, any investigation by) any Governmental Entity, pending, or, to the Company's Knowledge, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights. There are no such suits, actions, claims, proceedings or investigations pending or, to the Company's Knowledge, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any judgment, injunction, order or decree entered in any lawsuit or proceeding.

          Section 3.18   Certain Business Practices.

            Neither the Company nor any Subsidiary of the Company nor, to the Company's Knowledge, any director, officer, employee or agent of the Company or a Subsidiary of the Company has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments related to a political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

          Section 3.19   Suppliers.

             Section 3.19 of the Company Disclosure Letter sets forth the ten largest suppliers of the Company (the "Suppliers") in terms of costs recognized for the purchase of products or services during the fiscal year ended December 31, 2002. To the Company's Knowledge, none of the Suppliers has any plan or intention, and the Company has not received any written or oral threat from any of the Suppliers, to terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its products or services to the Company.

          Section 3.20   Distributors.

             Section 3.20 of the Company Disclosure Letter identifies each agreement between the Company (or any of its Subsidiaries) and each distributor (a "Distributor") engaged in the marketing or sale of the Company's products, and each supplement, addendum, or amendment thereto or modification thereof (collectively, a "Distributor Agreement"), and sets forth (i) the parties to the Distributor Agreement, (ii) the term of such Distributor Agreement, (iii) the territory assigned to the Distributor under such Distributor Agreement (indicating whether such Distributor has an exclusive right to market the Company's products in such territory), (iv) the annual sales generated under each Distributor Agreement for the years ended December 31, 2002 and 2001, (v) the commissions paid to the Distributor for the years ended

December 31, 2002 and 2001 and (vi) the amount of post-termination payments made to former Distributors for the years ended December 31, 2002 and 2001. Each Distributor has entered into a Distributor Agreement with the Company and there are no oral agreements or arrangements between any Distributor and the Company. Each Distributor Agreement is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, and, to the Company's Knowledge, of the Distributor party thereto. The Company is in compliance with its obligations under each Distributor Agreement, and, to the Company's Knowledge, each Distributor is in compliance with its obligations under its Distributor Agreement. To the Company's Knowledge, none of the Distributors or customers has any plan or intention, and the Company has not received any written or oral threat from any of the Distributors or customers, to terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the Company's products. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby does not violate or breach, or constitute a default under, any Distributor Agreement.

          Section 3.21   Other Contracts.

             Section 3.21 of the Company Disclosure Letter lists the following contracts to which the Company or any Subsidiary of the Company is a party or by or to which any of their respective assets, properties or securities are bound or subject:

               (a) any contract, which cannot be terminated by the Company or a Subsidiary of the Company on 90 days' notice or less and without penalty or premium, pursuant to which the Company or any Subsidiary of the Company in the fiscal year ended December 31, 2002 purchased, or in the fiscal year ending December 31, 2003 is expected to purchase, goods or services costing in excess of $25,000;

               (b) any contract, which cannot be terminated by the Company or any Subsidiary of the Company on 90 days' notice or less and without penalty or premium, pursuant to which the Company or such Subsidiary is obligated to purchase all or substantially all of its requirements of a particular product or service from another party or to make periodic minimum purchases of a particular product or service from another party;

               (c)  any contract (excluding Plans) between
the Company or any Subsidiary of the Company, on the one hand, and any past or present Stockholder, director, officer or employee of the Company or any Subsidiary of the Company, on the other hand;

              (d) any contract providing for consulting services pursuant to which the Company or any Subsidiary of the Company will make payments in any year to any person exceeding $10,000;

              (e) any contract pursuant to which the Company or any Subsidiary of the Company, since January 2, 2001, sold, or after the date hereof is obligated to sell, to another person securities, assets or properties for consideration
(including the assumption of liabilities) in excess of $10,000, other than in the ordinary course of business;

             (f) any contract pursuant to which the Company or any Subsidiary of the Company, since January 2, 2001, acquired, or after the date hereof is obligated to acquire, from another person securities, assets or properties for consideration (including the assumption of liabilities) in excess of $10,000, other than in the ordinary course of business;

             (g) any contract which contains covenants of the Company or any Subsidiary of the Company not to compete in any line of business, in any geographic area or with any person or covenants of any person not to compete with the Company or any Subsidiary of the Company or in any line of business of the Company or any Subsidiary of the Company;

            (h) any contract under which the Company or any Subsidiary of the Company has made advances or loans to any other person;

            (i) any contract under which the Company or any Subsidiary of the Company has surety, guarantee or indemnification obligations;

            (j) any contract which, upon the occurrence of a default or event of default thereunder, would, by its terms, create or give rise to any lien, claim, charge, security interest or other encumbrance on the Company or any Subsidiary of the Company or any of their respective properties or assets; and

            (k) any contract with a change in control provision or otherwise requiring any consent, approval, waiver or other action by any person in connection with the transactions contemplated by this Agreement.

          The Company has heretofore delivered or made available to the Buyer complete and correct copies of all contracts listed on Section 3.21 of the Company Disclosure Letter as in effect on the date hereof. The Company or the Subsidiary of the Company party thereto has performed in all material respects all obligations required to be performed by it under, and has complied in all material respects with all requirements and terms and conditions of, each contract listed on Section 3.21 of the Company Disclosure Letter to which it is a party. Within the last two years, neither the Company nor any Subsidiary of the Company has received any written notice or claim or assertion of default, breach or termination, or any written cure or show cause notice, with respect to any contract listed on Section 3.21 of the Company Disclosure Letter to which it is a party.

          Section 3.22   Insurance.

             Section 3.22 of the Company Disclosure Letter sets forth the following information with respect to each insurance policy (including policies providing property, automobile, casualty, liability, umbrella, and workers' compensation coverage and bond and surety arrangements) in force and effect at any time since January 1, 1998 and to which the Company is or was a party, a named insured or otherwise the beneficiary of coverage:

               (a)  the name, address and telephone number
of the agent;

               (b) the name of the insurer, the name of the policyholder and the name of each covered insured;

               (c)  the policy number and the period of coverage;

               (d) the general type of coverage (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including any deductibles and ceilings) of coverage; and

               (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

          With respect to each insurance policy required to be disclosed in Section 3.22 of the Company Disclosure
Letter: (i) the policy is legal, valid, binding and enforceable by and in favor of the Company, and in full force and effect; (ii) neither the Company nor, to the Company's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (iii) no party to the policy has repudiated any provision thereof; and (iv) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby does not violate or breach, or constitute a default under, the policy. Section 3.22 of the Company Disclosure Letter describes any self-insurance or co-insurance arrangements affecting the Company.

          Section 3.23   Books and Records.

             Subject to normal year-end adjustments, if any, the books of account and other similar records of the Company and each of its Subsidiaries are true and complete in all material respects and have been maintained in accordance with sound business practice. The Company and each of its Subsidiaries has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions. The Company and each of its Subsidiaries maintains a system of accounting controls sufficient to provide reasonable assurances that, in all material respects: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary
(i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The stock ledgers of the Company and each of its Subsidiaries, true and complete copies of which have been made available to the Buyer, are complete and correct as of the date of delivery. The minute books of the Company and each of its Subsidiaries, true and complete copies of which have been made available to the Buyer, contain true and complete records of all meetings held of, and corporate action taken by, the Stockholders, Board of Directors or any committee of the Company or such Subsidiary, as the case may be, and of all written consents executed in lieu of the holding of any such meeting as of the date of delivery. No meeting of any such Stockholders, Board of Directors or committee has been held for which minutes have been prepared and are not contained in such minute books.

          Section 3.24   Bank Accounts.

             Section 3.24 of the Company Disclosure Letter identifies all bank and brokerage accounts of the Company and lists the names of all persons authorized to make withdrawals therefrom or have access thereto.

          Section 3.25   Insider Interests and Related Party
Transactions.

             No director or officer or, to the Company's
Knowledge, Stockholder or employee of the Company has, directly or indirectly, (i) an interest (other than any ownership of less than 3% of the voting securities of any publicly traded company) in any entity that purchases from or sells to the Company or any of Subsidiary of the Company any products or services, (ii) an interest in any property, real or personal, tangible or intangible, including without limitation, Company Intellectual Property, used in or pertaining to the business of the Company and its Subsidiaries, (iii) an interest in any contract, arrangement or understanding to which the Company or any of its Subsidiaries is a party, (iv) borrowed any monies from or incurred indebtedness or other similar obligations to the Company or any of Subsidiary of the Company other than in the form of travel advances in the ordinary course of business consistent with past practice or (v) since January 2, 2001, engaged in any non-arm's length transaction with the Company or any of its Subsidiaries.

          Section 3.26   Proxy Statement.

             None of the information supplied by the Company and included in the Proxy Statement (the "Proxy Statement") to be sent to the Stockholders in connection with the solicitation of the Merger Vote will, on the date the Proxy Statement is first mailed or otherwise provided to the Stockholders, or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of the Merger Vote which has become false or misleading.

          Section 3.27   Opinion of Financial Advisor.

            The financial advisor of the Company, Gordian Group, LLC, has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of equity interests in the Company. The Company has heretofore provided a true and correct copy of such opinion to the Buyer.

          Section 3.28   Brokers and Finders.

             No broker, finder or investment banker (other than Taura Flynn & Associates LLC, who will be paid a fee by the Company and Morgens Waterfall Vintiadis & Co. Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

                         ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date hereof (unless the particular statement is, by its language, as of another date, in which case, it is true and correct as of that other date).

          Section 4.1    Organization and Qualification of Corporate
Power.

             Each of the Buyer and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have or result in a material adverse effect on the prospects, business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Buyer and its Subsidiaries taken as a whole (a "Buyer Material Adverse Effect").

          Section 4.2    Authority; No Conflict; Required Filings and
Consents.



               (a) Each of the Buyer and Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Buyer and Sub and the consummation by the Buyer and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer and Sub.
This Agreement has been duly executed and delivered by the Buyer and Sub and constitutes a valid and binding obligation of the Buyer and Sub, enforceable against the Buyer and Sub in accordance with their respective terms.

               (b) The execution and delivery of this Agreement by the Buyer and Sub does not, and the consummation by them of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation of the Buyer, the Sub Certificate of Incorporation, the Bylaws, as amended, of the Buyer or the Sub By-laws, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound, except for violations, breaches, defaults, terminations, cancellations, accelerations or losses which would not, in the aggregate, reasonably be expected to have a Buyer
Material Adverse Effect or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its properties or assets.

              (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental
Entity or other person is required by or with respect to the Buyer or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act and the expiration or early termination of the related waiting period and (ii) the filing of the Certificate of Merger with, and the acceptance of such filing by, the Secretary of State of the State of Delaware.

          Section 4.3    Amendment to Revolving Credit Agreement.

             The Buyer has heretofore delivered to the Company a complete and correct copy of a Fourth Amendment to the Second Amended and Restated Revolving Credit Agreement dated as of April 18, 2003 by and among the Buyer, Fleet National Bank and certain other financial institutions which, as of the date hereof, (a) among other things, subject to the terms and conditions thereof, authorizes the consummation by the Buyer of the transactions contemplated by this Agreement and provides sufficient availability of funds to enable the Buyer to deliver the Indebtedness Payment Fund and the Initial Aggregate Merger Consideration and (b) is in full force and effect.

                          ARTICLE V

                     CONDUCT OF BUSINESS

          Section 5.1    Covenants of the Company

             During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and its Subsidiaries (except to the extent that the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as expressly contemplated by this Agreement, subject to Section 6.1, the Company shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed:

               (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

               (b) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or convertible securities, other than the issuance of shares of Company
Common Stock issuable upon the exercise of Company Options or Company Warrants outstanding on the date hereof or amend the terms of any outstanding shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or convertible securities;

               (c) (i) Incur, assume or prepay any indebtedness or any other liabilities other than in the ordinary course of business consistent with past practices; (ii) incur or otherwise become liable for any indebtedness or equipment lease or other similar obligation to Bankers Direct Leasing, a division of EAB Leasing Corp. other than the obligations not exceeding $813,000 in the aggregate in existence on the date hereof under and pursuant to the equipment lease dated February 12, 1999 between the Company and Bankers Direct Leasing; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary of the Company in the ordinary course of business and consistent with past practices; (iv) make any loans, advances (other than travel advances consistent with the Company's policy) or capital contributions to, or investments in, any other person, other than to Subsidiaries of the Company consistent with past practices; (v) authorize or make capital expenditures in excess of the amounts currently budgeted therefor; or (vi) permit any insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business consistent with past practices, or borrow against or otherwise take any action to diminish the cash value of any such insurance policy;

              (d) Sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practices;
              (e) Revalue any of its assets, including writing down the value of inventory or writing off accounts receivable, other than downward revaluations in the ordinary course of business consistent with past practices;

              (f) Permit the amount of its consolidated inventories to be reduced by more than $200,000 from the amount thereof on the Company Balance Sheet or permit any reduction in consolidated inventories which would jeopardize shipments to any customer;

             (g) Delay or postpone the payment of accounts payable or other liabilities, other than in the ordinary course of business consistent with past practices;

             (h) (i) Increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, except for (x) normal increases in salaried compensation in the ordinary course of business consistent with past practices and (y) bonuses payable, in the ordinary course of business consistent with past practices; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any director, officer or employee; (iii) enter into any collective bargaining agreement; or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

             (i) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company
Intellectual Property, other than in the ordinary course of business consistent with past practices;

             (j) Modify, amend or terminate any material contract to which the Company is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practices;

              (k)  Modify, amend or terminate any Distributor
Agreement, enter into a new Distributor Agreement or enter into any other relationship or arrangement with a new Distributor, except in the ordinary course of business consistent with past practices;

              (l)  Enter into any contract of the type specified in
Section 3.21;

              (m) Agree to the settlement of any material claim or litigation;

              (n) Take any action with respect to, or make any material change in its accounting policies or procedures in effect at December 31, 2002, except as may be required by changes in GAAP upon the advice of its independent accountants;

              (o) Amend or propose to amend the Company Certificate of Incorporation or the Company By-laws (or comparable organizational documents of its Subsidiaries);

              (p) Merge or consolidate with another corporation, partnership or other business organization, or acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business consistent with past practices or otherwise enter into any material contract, commitment or transaction outside the ordinary course of business consistent with past practices;

              (q) (i) Make a request for a Tax ruling from or enter into a closing agreement with, any taxing authority; (ii) settle or compromise any claim, action, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or (iii) except as required under applicable law, make any elections with respect to Taxes, change any method of accounting for Tax purposes, or otherwise change its tax policies or procedures in effect at December 31, 2002; or

              (r) Enter into any contract, agreement, commitment or arrangement with respect to any of the actions described in Sections 5.1(a) through (q) above, or any action which would be reasonably likely to make any of the Company's representations or warranties contained in this Agreement untrue or incorrect in any material respect as of the date of this Agreement or the Closing Date.

               Section 5.2    Cooperation.

             Subject to compliance with applicable law, from the date hereof until the Effective Time, (a) the Company shall confer with the Buyer on a regular and frequent basis to report operational matters of materiality and the general status of ongoing operations and (b) each of the Company and the Buyer shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

                         ARTICLE VI

                    ADDITIONAL AGREEMENTS

          Section 6.1    No Solicitation



               (a)  During the period from the date of this
Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, neither the Company, nor any of its Subsidiaries or affiliates shall, directly or indirectly, through any officer, director, employee, representative or agent thereof (and each shall use reasonable efforts to cause such officers, directors, employees, representatives and agents (collectively,
"Company Representatives") not to, directly or indirectly),
(i) solicit, initiate, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transactions involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal or
(iii) agree to, approve or recommend any Acquisition
Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from:

                       (A) entering into negotiations or discussions with or providing non-public information to, any person in response to an unsolicited, bona fide and written Acquisition
     Proposal if (1) neither the Company nor any of its Subsidiaries, affiliates or Company Representatives shall have violated any of the restrictions in this Section 6.1,
     (2) the Company's Board of Directors determines in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for such Board of Directors to comply with its fiduciary obligations to the Stockholders under applicable law, (3) at least three business days prior to entering into negotiations or discussions with, or providing non-public information to, such person, the Company gives the Buyer written notice of the identity of such person and of the Company's intention to enter into negotiations or discussions with, or provide non-public information to, such person, and the Company receives from such person an executed confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement, dated June 19, 2002, between the Buyer and the Company (the
     "Confidentiality Agreement") and (4) at least three business days prior to providing any non-public information to such person, the Company furnishes such information to the Buyer
     (to the extent such information has not been previously delivered or made available by the Company to the Buyer); or

              (B) agreeing to, approving or recommending an unsolicited, bona fide and written Acquisition Proposal if (1) neither the Company nor any of its affiliates or Company
     Representatives shall have violated any of the restrictions set forth in this Section 6.1, (2) the Company provides the Buyer with written notice at least three business days prior to any meeting of the Company's Board of Directors at which such Board of Directors will consider whether such Acquisition Proposal constitutes a Superior Proposal (as defined below), (3) the Company's Board of Directors makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal, (4) the Company's Board of
     Directors determines in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for such Board of Directors to comply with its fiduciary obligations to the Stockholders under applicable law, (5) the Company does not agree to, approve or recommend such Acquisition Proposal at any time before the day that is the fifth business day after the Buyer receives written notice from the Company stating that the Company's Board of Directors has determined that such Acquisition Proposal constitutes a Superior Proposal and (6) simultaneously with the earlier of the agreement with respect to, or approval or recommendation of, any such Superior Proposal, the Company makes the payment required to be made pursuant to Section 10.3(b).

               (b) The Company shall notify the Buyer immediately (and no later than 72 hours) after receipt by the Company or any of its Subsidiaries, affiliates or Company Representatives of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that informs the Company or any of its Subsidiaries, affiliates or Company Representatives that it is considering making, or has made, an Acquisition Proposal. Such notice to the Buyer shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall keep the Buyer informed of all material developments and the status of any Acquisition
Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for non-public information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that is considering making, or has made, an Acquisition
Proposal. The Company shall provide the Buyer with copies of all documents received from or delivered or sent to any person or entity that is considering making or has made, an Acquisition Proposal.

              (c)  For purposes of this Agreement, "Superior
Proposal" means an unsolicited, bona fide and written Acquisition
Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, would, if consummated, result in a transaction more favorable to the Stockholders from a financial point of view than the transactions contemplated by this Agreement.

              (d) The Company and its Subsidiaries, affiliates and Company Representatives shall immediately cease any discussions or negotiations with any other parties that may be ongoing as of the date hereof with respect to any Acquisition Proposal and shall request the return or destruction of all non-public information provided in connection therewith.

          Section 6.2    Approval of Stockholders.



               (a) The Company shall, subject to and in accordance with the Company Certificate of Incorporation, Company By-laws and the DGCL, as promptly as practicable following the date of this Agreement, take all action to call, give notice of, convene and hold a meeting of the Stockholders for the purpose of obtaining the Merger Vote (the "Company
Stockholders Meeting") and shall use its reasonable best efforts to obtain, and promptly notify the Buyer upon obtaining, the Merger Vote. The Board of Directors of the Company shall submit this Agreement and the Merger to the Stockholders at the Company Stockholders Meeting, whether or not the Board of Directors of the Company at any time changes, withdraws, modifies or qualifies its recommendation in favor of the Merger Proposal (the "Company Board
Recommendation"), unless prior thereto as a result of such change, withdrawal, modification or qualification the Company terminates this Agreement pursuant to Section
10.1(f) and simultaneously therewith makes the payment contemplated thereby.

              (b) As promptly as practicable following the date of this Agreement, the Company shall prepare and mail or otherwise provide to the Stockholders the Proxy Statement, which shall include the Company Board Recommendation; provided that, the Board of Directors of the Company may change, withdraw, modify or qualify the Company Board Recommendation in a manner adverse to the Buyer if the Board of Directors of the Company determines in good faith, after having taken into account the advice of its outside legal counsel, that such action is required to comply with its fiduciary obligations to the Stockholders under applicable law. The Proxy
Statement, the form of any proxy or ballot and all other materials to be provided to the Stockholders in connection with obtaining the Merger Vote shall be subject to prior review of and approval by the Buyer and its counsel, such approval not to be unreasonably withheld or delayed.

          Section 6.3    Access to Information.

             Upon reasonable notice, during normal business hours during the period prior to the Effective Time, the Company shall (and shall cause its Subsidiaries to) afford to the officers, directors, employees, accountants, counsel and other representatives of the Buyer (a) reasonable access to all its properties, plants, personnel, books, contracts, commitments and records (other than privileged documents) and (b) all other information concerning its business, properties and personnel as the Buyer may reasonably request during such period. During such period, the Buyer will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations or the parties to consummate the Merger. Notwithstanding the foregoing, the parties to this Agreement (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger, beginning on the earlier of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of public announcement of the Merger, or (iii) the date of the execution of this Agreement, provided, however, none of the parties (nor any employee, representative or other agent thereof) may disclose any information that is not necessary to understanding the tax treatment and tax structure of the Merger (including the identity of the parties and any information that could lead another to determine the identity of the parties), or any information to the extent that such disclosure could result in a violation of any federal or state securities law.

          Section 6.4    Company Disclosure Letter



               (a) From time to time prior to the Closing, the Company shall give prompt notice to the Buyer and thereafter promptly supplement or amend the Company Disclosure Letter with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter. No supplement or amendment of the Company Disclosure Letter made pursuant to this Section
6.4 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Buyer specifically agrees thereto in writing.

               (b) From time to time prior to the Closing, the Buyer shall give prompt notice to the Company of any matter of which Richard Riley, Daniel Junius or Craig Barrows acquires actual knowledge that if existing or occurring at the date of this Agreement would have been required to be set forth or described in the Company Disclosure Letter.

          Section 6.5    Legal Conditions to Merger; Further
Assurances.

             Each of the Buyer and, subject to Section 6.1, the Company will take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Buyer and the Company will, and will cause its Subsidiaries to, take all commercially reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other person required to be obtained or made by the Buyer, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. The Company shall obtain and deliver to the Buyer a duly executed agreement of the United Safeguard Distributors Association in form and substance satisfactory to the Buyer in its sole and reasonable discretion pursuant to which the United Safeguard Distributors Association waives all of its rights to receive grants of options to acquire securities of the Company under Section 4.1(g)(2) of the Plan of Reorganization and any and all additional claims or rights it may have with respect to grants of options or equity awards (other than awards under the USDA Restricted Stock Award Agreement dated January 2, 2001) from the Company or any successor thereto, including, but not limited to, any such rights (other than awards under the USDA Restricted Stock Award Agreement dated January 2, 2001) arising under the Plan of Reorganization, any stock option or equity plan, agreement or arrangement of the Company or otherwise. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of Sub or the Company, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          Section 6.6    Termination of Stockholders Agreement.

             The Company shall take all action, and shall obtain the consent, approval or agreement of any person, required to terminate in its entirety, effective at the Effective Time, the Stockholders Agreement, dated as of January 2, 2001, by and among the Company and the securityholders of the Company party thereto (the "Company
Stockholders Agreement"), so that as of the Effective Time, the Company Stockholders Agreement shall be void and of no further force or effect and no person shall have any rights or obligations whatsoever thereunder.

          Section 6.7    FIRPTA Statement.

             On or prior to the Closing Date, (i) the Representative shall cause the Company to deliver to the Representative a statement, as contemplated by and meeting the requirements of Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury regulations, certifying that the shares of Company Common Stock are not U.S. real property interests within the meaning of the Code and applicable Treasury regulations and (ii) the Representative shall deliver such statement to the Buyer.

          Section 6.8    Public Disclosure.

             The Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or, in the case of the Buyer, the rules and regulations of the New York Stock Exchange.

          Section 6.9    Tax Matters.

               (a)  The parties shall, unless prohibited by
applicable law, cause the taxable period of the Company and each of its Subsidiaries to end as of the Closing Date. The Buyer will not permit the Company to take any actions on the Closing
Date that are out of the ordinary course of business, except as contemplated by this Agreement. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, premiums, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing
Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, premiums, wages, capital expenditures or expenses, be deemed to be equal to the amount which would be payable if the relevant
Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with the prior practices of the Company and its Subsidiaries.

               (b)  The Buyer shall prepare or cause to be
prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date. All such Tax Returns (other than the federal and state income Tax Returns for the taxable period beginning January
1, 2003 and ending on the Closing Date to the extent such Tax Returns relate to the amount of the goodwill of the Company and its Subsidiaries (prior to the effect of the Section 338 Election, as defined in Section 8.2(a))) that relate to a Pre-Closing Period (as defined in Section
8.2(a)) will be prepared in a manner consistent with the prior practices of the Company and its Subsidiaries unless prohibited by applicable law. Any such Tax Return will be provided to the Representative 30 days prior to the due date for filing such Tax Return (or, if required to be filed within 30 days of the Closing, as soon as reasonably practicable following the Closing). The Representative will have the right to review and comment on such Tax Return.

                (c)  Except as otherwise provided in this
Section 6.9(c), if any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax
Claim") is delivered, sent, commenced or initiated against the Buyer or any of its affiliates by any taxing authority, the Buyer shall be solely responsible for controlling the defense of such Tax Claim. If any Tax Claim in respect of which indemnity may be sought by the Buyer or its affiliates pursuant to Section 8.2 is asserted in writing against the Buyer or any of its affiliates, the Buyer shall promptly notify the Representative of such Tax Claim within 15 days of the Buyer's receipt of written notice of such Tax Claim and shall give the Representative such information with respect thereto as the Representative may reasonably request. The Representative may elect to discharge, at any time, the indemnification obligation of the Stockholders and Optionholders under Section 8.2 with respect to any such Tax Claim by paying to the Buyer in accordance with the procedures set forth in the Payment and Escrow Agreement the amount of the Taxes asserted by the relevant taxing authority as due and payable with respect to such Tax Claim, calculated on the date of such payment. The Representative, at its own expense, may participate in and, upon timely written notice to the Buyer, assume the defense of any such Tax Claim to the extent the issues involved in such Tax
Claim may result in the Stockholders and Optionholders having an indemnification obligation under Section 8.2;
provided, however, that, notwithstanding anything to the contrary set forth herein, (i) the Representative shall keep the Buyer fully informed of any proceedings, events and developments related to or in connection with such Tax
Claim; (ii) the Buyer shall be entitled to receive copies of all correspondence and documents related to such Tax Claim;
(iii) the Representative shall consult with the Buyer and shall not enter into any settlement with respect to any such Tax Claim without the Buyer's prior written consent, which shall not be unreasonably withheld; and (iv) at its own cost and expense, the Buyer shall have the right to participate in (but not control) the defense of such Tax Claim. The costs and expenses (including the cost of counsel) incurred in contesting any such Tax Claim shall be borne by the party that would be liable for any Tax liability resulting from such Tax Claim under this Agreement (and, if such parties are the Stockholders and Optionholders, the Buyer shall be entitled to receive payment from the Stockholders and Optionholders for such costs and expenses in accordance with the procedures set forth in the Payment and Escrow
Agreement). The Buyer and its affiliates agree to cooperate with the Representative in pursuing any such Tax Claim. The
Buyer shall be entitled to receive payment from the Stockholders and Optionholders for any reasonable out-of-pocket expenses incurred in connection with such cooperation, including the cost of counsel, in accordance with the procedures set forth in the Payment and Escrow
Agreement. Whether or not the Representative chooses to defend or prosecute any Tax Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Notwithstanding any other provision of this Agreement, the Representative shall not have the right to control, defend, settle, compromise or contest any Tax Claim to the extent that the Buyer and its affiliates waives their right to indemnification from the Stockholders and Optionholders with respect to such Tax Claim.

              (d) The Buyer, the Company and its Subsidiaries and the Stockholders shall cooperate fully, as and to the extent reasonably requested by any other party to this Agreement, in connection with the filing of Tax Returns pursuant to this Section 6.9. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and the Stockholders shall (A) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records. The Buyer and the Stockholders shall, upon request, use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

              (e) All Tax sharing agreements or similar agreements with respect to or involving the Company or any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

          Section 6.10   Indemnification and Insurance.



               (a) The provisions with respect to indemnification and exculpation from liability set forth in the Sub Certificate of Incorporation and the Sub By-Laws shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of the Company, unless such modification is required by law.

               (b) The Buyer shall, or shall cause the Surviving Corporation to, buy a "tail" that covers, until the sixth anniversary of the Effective Time, those persons who are as of the Effective Time covered by the Company's current directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to the Buyer) with respect to those matters covered by the Company's current directors' and officers' liability policy and relating to facts or events that occurred prior to the Effective Time; provided, however, that in no event shall the Buyer or the Surviving Corporation be required to expend for such tail in excess of 300% of the portion of the last annual premium paid by the Company for the Company's current directors' and officers' liability coverage; and, provided, further, that if the cost of such tail exceeds 300% of the portion of the last annual premium paid by the Company for the Company's current directors' and officers' liability coverage, then the Buyer or the Surviving Corporation shall only be obligated to obtain such coverage as can be obtained for an amount equal to 300% of the portion of the last annual premium paid by the Company for the Company's current directors' and officers' liability coverage.

               (c) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party referred to above in this
Section 6.10.

                         ARTICLE VII

                    CONDITIONS TO MERGER

          Section 7.1    Conditions to Each Party's Obligation to
Effect the Merger.

             The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

               (a) Stockholder Approval. The Merger Proposal shall have been approved and adopted by the requisite Merger Vote.

               (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall have not been withdrawn or terminated.

               (c) Approvals. Other than the filing of the Certificate of Merger, all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental
Entity shall have been filed, occurred or been obtained.

               (d) No Injunctions or Illegality. No order, ruling, judgment or injunction by any court of competent jurisdiction or other Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger or limiting or restricting the Buyer's conduct or operation of the Buyer's and its Subsidiaries' (including the Surviving Corporation) business after the Merger shall have been issued and then be in effect (provided, that the Buyer and the Company shall use their reasonable best efforts to have any such order, ruling, judgment or injunction vacated or lifted); and there shall there not be any statute, rule or regulation enacted, enforced or deemed applicable to the Merger which prohibits, restrains, restricts or enjoins the consummation of the Merger or has the effect of making the Merger illegal.

              (e)  Payment and Escrow Agreement.  The Buyer, the
Representative and the Payment and Escrow Agent shall have executed and delivered the Payment and Escrow Agreement.

              Section 7.2    Additional Conditions to Obligations
of the Buyer and Sub.

             The obligations of the Buyer and Sub to effect the Merger shall be subject to the satisfaction or waiver by the Buyer prior to the Effective Time of the following additional conditions:

               (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, if not qualified by materiality, shall be true and correct in all material respects or, if qualified by materiality, shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date

(except for representations and warranties which speak solely as of another date, which shall be, if not qualified by materiality, true and correct in all material respects or, if qualified by materiality, shall be true and correct in all respects, in each case, as of such date); and the Buyer shall have received a certificate of the Company executed by the chief executive officer and the chief financial officer of the Company to such effect.

               (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Buyer shall have received a certificate of the Company executed by the chief executive officer and the chief financial officer of the Company to such effect.

               (c)  No Pending or Threatened Actions.  No
action or proceeding by any Governmental Entity or other person seeking to restrain, enjoin or otherwise prohibit the consummation of the Merger or limit or restrict the Buyer's conduct or operation of the Buyer's and its Subsidiaries' (including the Surviving Corporation) business after the Merger shall then be threatened, instituted or pending before any court of competent jurisdiction or other Governmental Entity.

               (d)  Funding.  The Buyer shall have obtained
adequate funding under the Second Amended and Restated Revolving Credit Agreement, dated as of July 13, 2001 and as amended through the date hereof, by and among the Buyer, Fleet
National Bank and certain other financial institutions, to enable the Buyer to deliver the Indebtedness Payment Fund and the Initial Aggregate Merger Consideration in accordance with this Agreement.

              (e)  Company Options and Company Warrants.
The Company shall have obtained and delivered to the Buyer a duly executed Optionholder Agreement from each Optionholder; all of the Company Warrants either shall have been exercised or shall have been terminated and become void in accordance with the Warrant Agreement; and the Buyer shall have received a certificate of the Company executed by the chief executive officer and the chief financial officer of the Company to such effect.

              (f) Resignations. All officers and directors of the Company and any of its Subsidiaries who the Buyer has requested resign, shall have resigned.

              (g) Consents. The Company shall have obtained the Company Third Party Consents and delivered evidence thereof reasonably satisfactory to the Buyer.

              (h) Dissenters. Holders of no more than 1% of the outstanding shares of Company Common Stock shall have exercised appraisal rights in accordance with Section 262 of the DGCL.

              (i) Debt and Capitalization. The Buyer shall have received versions, updated as of immediately prior to the Effective Time, of Sections 3.3(a) and 3.3(c) of the Company
Disclosure Letter containing all information necessary to permit preparation of Exhibits 1, 2 and 6 to the Payment and Escrow Agreement and otherwise in form and substance satisfactory to the Buyer.

               (j)  Safeguard Business Systems Limited.
Immediately prior to the Effective Time, the Company shall have delivered certificates representing all of the outstanding shares of capital stock of Safeguard Business Systems Limited, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, restrictions, charges and other encumbrances or restrictions of any nature whatsoever and accompanied by stock powers duly endorsed in blank or duly executed instruments of transfer, to NEBS Business
Products Limited in exchange for a note substantially in the form of Exhibit D hereto.

          Section 7.3    Additional Conditions to Obligations of the
Company.

             The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company prior to the Effective Time of the following additional conditions:

               (a) Representations and Warranties. Each of the representations and warranties of the Buyer set forth in this Agreement, if not qualified by materiality, shall be true and correct in all material respects or, if qualified by materiality, shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties which speak solely as of another date, which shall be, if not qualified by materiality, true and correct in all material respects or, if qualified by materiality, shall be true and correct in all respects, in each case, as of such date); and the Company shall have received a certificate of the Buyer executed by an executive officer of the Buyer to such effect.

                (b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer to such effect.

                (c)  No Pending or Threatened Actions.  No
action or proceeding by any Governmental Entity or other person seeking to restrain, enjoin or otherwise prohibit the consummation of the Merger shall then be threatened, instituted or pending before any court of competent jurisdiction or other Governmental Entity.

                        ARTICLE VIII

                SURVIVAL AND INDEMNIFICATION

          Section 8.1    Survival.



               (a) The respective representations, warranties, covenants and agreements of the Company and the Buyer contained in this Agreement shall survive the Closing for a period of eighteen months and shall terminate and be of no further force or effect as of the date that is eighteen months after the Effective Time; provided however, that the representations and warranties of the Company in Sections
3.5, 3.6, 3.7, 3.9, 3.10, 3.14, 3.15, 3.16, 3.18, 3.19,

3.21, 3.22, 3.23, 3.24, 3.26 and 3.27 shall survive the
Closing for a period of six months and shall terminate and be of no further force or effect as of the date that is six months after the Effective Time.

               (b) No entity or person shall be entitled to any indemnification under Section 8.2 or 8.3, respectively, with respect to any breach of a representation or warranty or covenant or agreement after the termination thereof pursuant to Section 8.1(a), except for claims previously asserted pursuant to Section 8.4 and the representation, warranty, covenant or agreement that is the subject of such properly asserted claim, and the indemnification obligation of the Stockholders and Optionholders or the Buyer with respect thereto, shall survive until such time that such claim is resolved in accordance herewith.

          Section 8.2    Indemnification by the Stockholders and
Optionholders.



               (a) The Stockholders and Optionholders shall indemnify the Buyer and its affiliates and their respective officers, directors, employees and agents against and hold them harmless: (i) from any loss, liability, damage, demand, claim, cost, suit, action or cause of action, judgment, award, assessment, interest, penalty or expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' and consultants' fees) (any of the foregoing being hereinafter referred to individually as a "Loss" and collectively as "Losses") suffered or incurred by any such indemnified person for or on account of or arising from or in connection with (A) any breach of any representation or warranty of the Company in this Agreement,
(B) any breach of any covenant or agreement of the Company in this Agreement, (C) any claim, suit, action or cause of action brought by or on behalf of any holder of a Company
Warrant or any potential holder of a Company Warrant that remains issuable by the Company under the Plan of Reorganization, whether relating to the Warrant Notice or otherwise or (D) any claim, suit, action or cause of action brought by or on behalf of a Stockholder with respect to the disclosures contained in the Proxy Statement; and (ii) (A) from any and all Taxes imposed upon the Company or any of its Subsidiaries with respect or pursuant to (x) any taxable period ending on or prior to the Closing Date, or with respect to any taxable period beginning prior to and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date (a "Pre-Closing
Period"), (y) Treasury regulation Section 1.1502-6 (or any comparable provision under state, local or foreign law or regulation imposing several liability upon members of a consolidated, combined, affiliated or unitary group) for any Pre-Closing Period or (z) any and all Taxes of any person
(other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to a Pre-Closing Period, excluding in the case of clauses (x), (y) and (z) above, (1) the amount of any Tax that has been specifically taken into account in determining the Adjusted Working Capital on the Final Closing Balance Sheet for purposes of calculating the Final Aggregate Merger Consideration pursuant to Section
2.1(e) and (2) the amount of any Tax to the extent the Stockholders and Optionholders are required to indemnify the Buyer and its affiliates for such Tax pursuant to Section
8.2(a)(ii)(B) hereof and (B) if any Tax Return required to be filed in connection with any election by the Buyer under
Section 338(g) of the Code (or any similar provision of state, local or other law) (the "Section 338 Election") with respect to the Buyer's acquisition of the Company pursuant to the Merger reflects an adjusted tax basis of the goodwill of the Company as of the Closing Date (and prior to the effect of the Section 338 Election) of less than $59,884,000
(based on the reasonable determination of the Buyer, after consultation with Deloitte & Touche LLP, independent certified public accountants for the Buyer, and after consideration of all information concerning the Company that the Buyer deems relevant to such determination), from the excess of (x) the amount of Taxes (including any alternative minimum tax or similar tax under state, local or other law) shown as due on any such Tax Return over (y) the amount of Taxes that would have been shown as due on such Tax Return if such adjusted tax basis had been equal to $59,884,000.

               (b) The Stockholders and Optionholders shall have no obligation under Section 8.2(a)(i) until the aggregate amount of Losses suffered or incurred by the indemnified persons thereunder exceeds $250,000 (the "Deductible"), and thereafter, subject to the next sentence in this Section 8.2(b), the obligation of the Stockholders and Optionholders under Section 8.2(a)(i) shall be for all Losses in excess of the Deductible suffered or incurred by the indemnified persons thereunder; provided that, the Deductible shall not apply to Section 8.2(a)(i)(A) with respect to any breach of any of the representations and warranties in the first sentence of Section 3.3(a) or in Section 3.3(b) and the Stockholders and Optionholders shall indemnify the indemnified persons under Section 8.2(a) for the entire amount of any Loss suffered or incurred by such indemnified persons for or on account of or arising from or in connection with any breach of any of the representations and warranties in the first sentence of Section 3.3(a) or in
Section 3.3(b). The obligation of the Stockholders and Optionholders under Sections 8.2(a)(i) and (ii)(A) shall be limited to the lesser of (i) $6,000,000 of the Equity Escrow Fund or (ii) the portion of the Equity Escrow Fund from time to time remaining with the Payment and Escrow Agent under the Payment and Escrow Agreement, and the Stockholders and Optionholders shall have no further obligation under Sections 8.2(a)(i) and (ii)(A) after the earlier of (x) $6,000,000 of the Equity Escrow Fund has been distributed to the Buyer with respect to the obligation of the Stockholders and Optionholders under Sections 8.2(a)(i) and (ii)(A) in accordance with the Payment and Escrow Agreement or (y) the entire Equity Escrow Fund has been otherwise paid or distributed in accordance with the Payment and Escrow Agreement. The obligation of the Stockholders and Optionholders under Section 8.2(a)(ii)(B) shall be limited to the lesser of (i) $2,900,000 of the Equity Escrow Fund or
(ii) the portion of the Equity Escrow Fund from time to time remaining with the Payment and Escrow Agent under the Payment and Escrow Agreement, and the Stockholders and Optionholders shall have no further obligation under Section 8.2(a)(ii)(B) after the earlier of (x) $2,900,000 of the Equity Escrow Fund has been distributed to the Buyer with respect to the obligation of the Stockholders and Optionholders under Section 8.2(a)(ii)(B) in accordance with the Payment and Escrow Agreement or (y) the entire Equity Escrow Fund has been otherwise paid or distributed in accordance with the Payment and Escrow Agreement. The obligations of the Stockholders and Optionholders under
Section 8.2(a) shall be several, and not joint, in proportion to their respective ownership percentage interests equal to a quotient, expressed as a percentage, obtained by dividing (i) in the case of a Stockholder, the number of shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time or, in the case of an Optionholder, the number of shares of Company Common Stock subject to Company Options outstanding immediately prior to the Effective Time held by such Optionholder immediately prior to the Effective Time by (ii) the Fully Diluted Common Stock Number (each an "Ownership Percentage Interest"). The foregoing limitations in this
Section 8.2(b) shall not apply to any knowing and intentional or fraudulent breaches of the representations, warranties, covenants or agreements of the Company in this Agreement.
          Section 8.3    Indemnification by the Buyer.



               (a) The Buyer shall indemnify the Stockholders and Optionholders (and, in the case of a Stockholder or Optionholder that is not an individual, such Stockholder's or Optionholder's affiliates and their respective officers, directors, employees and agents) and hold them harmless from, any Losses suffered or incurred by any Stockholder or Optionholder for or on account of or arising from or in connection with (i) any breach of any representation or warranty of the Buyer in this Agreement or (ii) any breach of any covenant or agreement of the Buyer in this Agreement.

               (b)  The Buyer shall have no obligation under
Section 8.3(a)until the aggregate amount of Losses suffered or incurred by the indemnified persons thereunder exceeds $250,000, and thereafter, subject to the next sentence in this Section 8.3(b), the obligation of the Buyer under Section 8.3(a) shall be for all Losses in excess of $250,000 suffered or incurred by the indemnified persons thereunder. The obligation of the Buyer under Section 8.3(a) shall be limited to an amount equal to the portion of the Equity
Escrow Fund from time to time remaining with the Payment and Escrow Agent under the Payment and Escrow Agreement and the Buyer shall have no further obligation under Section 8.3(a) after the entire Equity Escrow Fund has been paid or distributed in accordance with the Payment and Escrow
Agreement. The foregoing limitations in this Section 8.3(b) shall not apply to any knowing and intentional or fraudulent breaches of the representations, warranties, covenants or agreements of the Buyer in this Agreement.

          Section 8.4    Procedures Relating to Indemnification.



               (a) An indemnified person under Sections 8.2 or 8.3 (the "Indemnified Party") shall give prompt written notice to an indemnifying party (the "Indemnifying Party") of any Loss in respect of which such Indemnifying Party has a duty to indemnify such Indemnified Party under Sections 8.2 or 8.3
(a "Claim"), specifying in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of this Agreement to which the Claim relates and the amount of the Loss involved (or, if not then determinable, a reasonable good faith estimate of the amount of the Loss involved), except that any delay or failure so to notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure. Any such notice to be given to an Indemnifying Party under Section 8.2 or by an Indemnified
Party under Section 8.3 shall be given to or by the Representative.

               (b) Except with respect to Tax Claims (which shall be governed exclusively by Section 6.9(c)), if a Claim results from any claim, suit, action or cause of action brought or asserted by a third party (a "Third Party Claim"), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses.
The Indemnified Party shall have the right to employ separate counsel in such Third Party Claim and participate in such defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party.
If the Indemnifying Party fails to assume the defense of any Third Party Claim within 10 days after notice thereof, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party at any time prior to the compromise, settlement or final determination thereof.
Anything in this Section 8.4 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim which would have an adverse effect on the Indemnified Party.
Except with respect to any Third Party Claim relating to Taxes, the Indemnifying Party may, without the Indemnified Party's prior written consent, compromise or settle any such Third Party Claim or consent to entry of any judgment with respect to any Third Party Claim which requires solely money damages paid by the Indemnifying Party, and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim.

               (c)  With respect to any Claim other than a
Third Party Claim, the Indemnifying Party shall have ten days from receipt of notice from the Indemnified Party of such Claim within which to respond thereto. If the Indemnifying Party does not respond within such ten-day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such Claim. If the Indemnifying Party notifies the Indemnified Party within such ten-day period that it rejects such Claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party under applicable law.

                (d) If any Indemnified Party receives insurance proceeds as a result of any Losses with respect to which it has also received an indemnification payment or payments from an Indemnifying Party hereunder, the Indemnified Party shall pay the amount of such insurance proceeds (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses hereunder) to the Indemnifying Party as such insurance proceeds are actually received by the Indemnified Party.

          Section 8.5    Characterization of Indemnification Payments

             All amounts paid by the Stockholders to the Buyer or its affiliates or by the Buyer to the Stockholders or their respective affiliates pursuant to this Article VIII shall be treated as adjustments to the Final Aggregate Merger Consideration for all Tax purposes.

          Section 8.6    Exclusive Remedy.

             From and after the Effective Time, the
indemnification rights provided in this Agreement shall be the sole and exclusive remedy available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties in this Agreement; provided however, that the limitation in this
Section 8.6 shall not apply to any knowing and intentional or fraudulent breaches of any representations, warranties, covenants or agreements of the parties in this Agreement.

                         ARTICLE IX

                        REPRESENTATIVE

          Section 9.1    Authority.

             From and after the Effective Time, Ms. Joann
McNiff (the "Representative") shall serve as the sole and exclusive representative of the Stockholders and Optionholders, and their respective successors, under this Agreement and the Payment and Escrow Agreement and as attorney-in-fact and agent for and on behalf of each Stockholder and Optionholder. From and after the Effective Time, the Representative shall represent, and shall take all action for and on behalf of, the Stockholders and Optionholders, and their respective successors, with respect to all matters arising under this Agreement or the Payment and Escrow Agreement, including, without limitation, with respect to (i) the determination of the merger consideration pursuant to Article II, (ii) the indemnification obligations of the Stockholders and Optionholders under Article VIII, including the defense or settlement of any claims and the making of payments with respect thereto, (iii) giving or receiving all notices required to be given by or to any Stockholder or Optionholder under this Agreement or the Payment and Escrow Agreement, (iv) all action necessary in connection with any amendment, extension, waiver or assignment of this Agreement, (v) the execution of the Payment and Escrow Agreement for and on behalf of the Stockholders and Optionholders, and their respective successors, and (vi) any and all additional action as is contemplated to be taken by or on behalf of the Stockholders and Optionholders by the Representative pursuant to this Agreement and the Payment and Escrow Agreement.

          Section 9.2    Successors.

            If Ms. Joann McNiff resigns from her position as the Representative, dies or otherwise becomes unable to serve as the Representative, Stockholders and Optionholders having an aggregate Ownership Percentage Interest greater than 50% shall select another representative to fill such vacancy and such successor Representative shall be deemed to be the Representative for all purposes of this Agreement and the Payment and Escrow Agreement.

          Section 9.3    Actions; Indemnification.

            All decisions and actions by the Representative, including without limitation any agreement between the Representative and the Buyer or the Payment and Escrow Agent relating to indemnification obligations of the Stockholders and Optionholders under Article VIII, including the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all of the Stockholders and Optionholders, and their respective successors, and no Stockholders or Optionholders, or any of their respective successors, shall have the right to object, dissent, protest or otherwise contest the same. The

Representative shall incur no liability to the Stockholders or Optionholders, or any of their respective successors, with respect to any action taken or suffered by the Representative in reliance upon any notice, direction, instruction, consent, statement or other documents believed by the Representative to be genuinely and duly authorized, nor for any other action or inaction with respect to the indemnification obligations of the Stockholders and Optionholders under Article VIII, including the defense or settlement of any claims and the making of payments with respect thereto, except to the extent resulting from the Representative's own willful misconduct or gross negligence. The Representative may, in all questions arising under this Agreement or the Payment and Escrow Agreement, rely on the advice of counsel, and shall not be liable to the Stockholders or Optionholders, or any of their respective successors, for anything done, omitted or suffered in good faith by the Representative. The Stockholders and Optionholders shall indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative's duties under this Agreement or the Payment and Escrow Agreement out of the Representative Fund pursuant to the Payment and Escrow Agreement, and the Representative shall not be entitled to any indemnification hereunder from the Stockholders, the Optionholders, the Buyer or the Surviving Corporation after the Representative Fund has been exhausted. The Buyer and the Payment and Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Representative with respect to the indemnification obligations of the Stockholders and Optionholders under Article VIII, including the defense or settlement of any claims or the making of payments with respect thereto, or as to any other actions required or permitted to be taken by the Representative under this Agreement or the Payment and Escrow Agreement, and no party hereunder shall have any cause of action against the Buyer or the Payment and Escrow Agent to the extent the Buyer or the Payment and Escrow Agent has relied upon the instructions or decisions of the Representative.

          Section 9.4    Representative Expenses.

             The Representative may incur out-of-pocket costs and expenses on behalf of the Stockholders and Optionholders in its capacity as the Representative, including, without limitation, with respect to the determination of the merger consideration pursuant to
Article II and the indemnification obligations of the Stockholders and Optionholders under Article VIII ("Representative Expenses"). The Stockholders and Optionholders shall pay the Representative for Representative Expenses out of the Representative Fund pursuant to the Payment and Escrow Agreement, and the Representative shall not be entitled to any payment hereunder for Representative Expenses from the Stockholders, the Optionholders, the Buyer or the Surviving Corporation after the Representative Fund has been exhausted.

          Section 9.5    Access.

             Upon reasonable notice and subject to a
confidentiality undertaking in form and substance satisfactory to the Buyer, during normal business hours during the period after the Effective Time, the Surviving Corporation shall (and shall cause its Subsidiaries to) afford to the Representative reasonable access to such personnel and records (other than privileged documents) as the Representative may reasonably request in connection with the discharge of his duties hereunder.

                          ARTICLE X

               TERMINATION; FEES AND EXPENSES

          Section 10.1   Termination.

             This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections
10.1(b) through 10.1(i), by written notice by the terminating party to the other party) whether before or after approval of the Merger Proposal by the Stockholders:

               (a) by mutual written consent of the Buyer and the Company;

               (b) by either the Buyer or the Company if the Merger shall not have been consummated by June 2, 2003, provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available (i) to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date or (ii) to the Company due to the failure, for any reason, to deliver the Proxy
Statement and hold the Company Stockholders Meeting, to obtain the Optionholder Agreements, to cause the termination of all unexercised Company Warrants or to cause the termination of the Company Stockholders Agreement;

              (c)  by either the Buyer or the Company if a
court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, ruling or injunction or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, provided that the party seeking to terminate pursuant to this Section 10.1(c) shall have used its reasonable best efforts to have any such order, ruling, injunction or other action vacated or lifted;

              (d) by either the Buyer or the Company, if the requisite vote of the Stockholders in favor of the Merger Proposal shall not have been obtained;

              (e) by the Buyer, if (i) the Board of Directors of the Company shall have changed, withdrawn, modified or qualified the Company Board Recommendation in a manner adverse to the Buyer or shall have resolved to do any of the foregoing,
(ii) the Board of Directors of the Company shall have agreed to, approved or recommended a Superior Proposal or (iii) the Company or any of its Subsidiaries, affiliates or Company
Representatives takes any action prohibited by Section 6.1;

              (f) by the Company, if (i) the Board of Directors of the Company shall have changed, withdrawn, modified or qualified the Company Board Recommendation in a manner adverse to the Buyer or shall have resolved to do any of the foregoing or
(ii) the Board of Directors of the Company shall have agreed to, approved or recommended a Superior Proposal, provided that simultaneously with such termination the Company makes the payment required to be made pursuant to Section 10.3(b);

             (g) by either the Buyer or the Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing (and which breach would result in the condition to Closing in Sections 7.2(a) or 7.3(a), as the case may be, not being satisfied as of the Closing) or, in the case of a covenant or agreement, within 10 business days following receipt by the breaching party of written notice of such breach from the other party;

             (h) by either the Buyer or the Company, if the Buyer shall have been unable to obtain funding under the Second Amended and Restated Revolving Credit Agreement, dated as of July 13, 2001 and as amended through the date hereof, by and among the Buyer, Fleet National Bank and certain other financial institutions, to enable the Buyer to deliver the Indebtedness Payment Fund and the Initial Aggregate Merger Consideration in accordance with this Agreement; or
(i) by the Buyer, if Morgens Waterfall Vintiadis & Co. Inc. breaches any of its obligations in the letter from it to the Buyer dated as of the date hereof.

          Section 10.2   Effect of Termination.

             In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, Sub or their respective officers, directors, stockholders or affiliates, except (a) this Section 10.2 and Section 10.3 shall remain in full force and effect and survive any termination of this Agreement and (b) such termination shall not relieve a party from liability for breach of this Agreement prior to such termination.

          Section 10.3   Fees and Expenses.



               (a) Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including attorneys' and accountants' fees) shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

               (b)  The Company shall pay the Buyer a
termination fee in cash equal to the total amount of the Buyer's fees and expenses incurred in connection with the negotiation, investigation and documentation of this Agreement and the Merger (including attorneys' and accountants' fees) plus $500,000 upon the termination of this Agreement (i) by the Buyer or the Company pursuant to Section 10.1(d), (ii) by the Buyer pursuant to Sections 10.1(e), (g) or (i) or (iii) by the Company pursuant to Section 10.1(f). The fee, if applicable, payable pursuant to this Section 10.3(b) shall be paid, in the case of termination by the Buyer, within five business days of such termination or, in the case of termination by the Company, simultaneously with such termination; provided, that in no event shall the Company be required to pay the fee to the Buyer pursuant to this
Section 10.3(b) if, immediately prior to the termination of this Agreement, the Buyer was in material breach of its obligations under this Agreement.

               (c) The Buyer shall pay the Company a termination fee in cash equal to the total amount of the Company's fees and expenses incurred in connection with the negotiation, investigation and documentation of this Agreement and the Merger (including attorneys' and accountants' fees) plus
$500,000 upon the termination of this Agreement by the Buyer or the Company pursuant to Section 10.1(h). The fee, if applicable, payable pursuant to this Section 10.3(c) shall be paid, in the case of termination by the Company, within five business days of such termination or, in the case of termination by the Buyer, simultaneously with such termination; provided, that in no event shall the Buyer be required to pay the fee to the Company pursuant to this
Section 10.3(c) if, immediately prior to the termination of this Agreement, the Company was in material breach of its obligations under this Agreement.

                         ARTICLE XI

                        MISCELLANEOUS

          Section 11.1   Amendment.

             This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger Proposal by the Stockholders, but, after any such approval, no amendment shall be made which by law requires further approval by such holders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 11.2   Extension; Waiver.

             At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

          Section 11.3   Transfer Taxes.

             All sales, use, transfer, recording, ad
valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, gains, stamp, duties, value added or similar Taxes and fees arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid by the Stockholders in proportion to their respective
Ownership Percentage Interests.

          Section 11.4   Notices.

             All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or sent by facsimile with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice or other communication shall be effective upon receipt, if personally delivered or sent by facsimile, or one day after delivery to a courier for next-day delivery.

               (a)  if to the Buyer or Sub, to:

                    New England Business Service, Inc.
                    500 Main Street
                    Groton, Massachusetts  01471
                    Attention:  General Counsel and
                    Secretary
                    Facsimile:  (978) 449-3018

                    with a copy (which shall not constitute
                    notice) to:
                    Skadden, Arps, Slate, Meagher & Flom LLP
                    One Beacon Street
                    Boston, Massachusetts  02108
                    Attention:  David T. Brewster
                    Facsimile:  (617) 573-4822

               (b)  if to the Company, to:

                    Safeguard Business Systems, Inc.
                    8585 Stemmons Freeway
                    Suite 600N
                    Dallas, Texas  75247
                    Attention:  General Counsel
                    Facsimile:  (214) 905-3945

                    with a copy (which shall not constitute
                    notice) to:

                    Hughes & Luce, L.L.P.
                    1717 Main Street, Suite 2800
                    Dallas, Texas  75201
                    Attention:  David G. Luther, Jr.
                    Facsimile:  (214) 939-5849

               (c)  if to the Representative, to:

                    Ms. Joann McNiff
                    600 Fifth Avenue
                    27th Floor
                    New York, New York 10020
                    Facsimile:  (212) 218-4130

                    with a copy (which shall not constitute
                    notice) to:

                    Hughes & Luce, L.L.P.
                    1717 Main Street, Suite 2800
                    Dallas, Texas  75201
                    Attention:  David G. Luther, Jr.
                    Facsimile:  (214) 939-5849

          Section 11.5   Interpretation.

             When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

          Section 11.6   Counterparts.

             This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

          Section 11.7   Entire Agreement; No Third Party
Beneficiaries.

             This Agreement (including the Confidentiality Agreement and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.10(c) and Article VIII, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 11.8   Governing Law.

             This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

          Section 11.9   Enforcement.

             The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law (subject to Section 11.10) or in equity. Each of the parties hereto (a) irrevocably submits to exclusive jurisdiction of any federal or state court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement prior to the Effective Time or, after the Effective Time, to enforce any arbitral award rendered pursuant to Section 11.10 and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          Section 11.10  Arbitration.



               (a)  After the Effective Time, except as set forth in
Section 2.1(c) and except with respect to an action seeking specific performance or another equitable remedy, any dispute relating to or arising out of this Agreement or the Payment and Escrow Agreement, or to a breach of this Agreement or the Payment and Escrow Agreement, arising among the parties or their successors, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). The arbitration proceeding, including the rendering of an award, shall take place in Wilmington, Delaware and be administered by the AAA. The parties agree to act in good faith to mutually select an arbitrator. If within forty-five (45) days after submission of any dispute to arbitration, the parties cannot mutually agree on one arbitrator, the parties shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, who shall be the sole arbitrator to hear the dispute and who shall not be affiliated with, or otherwise have any personal, professional or business relationship with, either the Buyer, the Company, any Stockholder, any Optionholder or the Representative. The decision of the arbitrator shall be final and binding on the parties hereto or their successors and any judgment rendered by such arbitrator may be enforced by any court of competent jurisdiction located in the State of Delaware. Each party shall bear its own expenses in connection with such arbitration.

               (b) From and after the Effective Time, the Buyer and the Surviving Corporation shall be considered collectively as one and the same party and the Stockholders and Optionholders (acting through the Representative) shall be considered collectively as one and the same party.

          Section 11.11  Severability.

             In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

          Section 11.12  Assignment

             This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder (whether by operations of law or otherwise) without the prior written consent of the other parties.

  [The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              NEW ENGLAND BUSINESS SERVICE,
                                INC.


                              By/s/ Daniel M. Junius
                                Name: Daniel M. Junius
                                Title:   EVP, Chief
                                Financial Officer and
                                Treasurer


                              CENTURION SUB, INC.


                              By/s/ Daniel M. Junius
                                Name: Daniel M. Junius
                                Title:   Treasurer


                              SAFEGUARD BUSINESS SYSTEMS,
                                INC.


                              By/s/ Michael D. Magill
                                Name: Michael D. Magill
                                Title:   Chief Executive
                                Officer


          The undersigned agrees, as the Representative, to be bound by Article IX and, insofar as applicable to Article
IX, by Articles II, VIII and XI.



                              By/s/ Joann McNiff
                                Joann McNiff, solely in her
                                capacity
                                as the Representative